$75,000,000

                                CREDIT AGREEMENT

                           Dated as of August 13, 1996

                                      Among

                             CARRIAGE SERVICES, INC.

                                  AS BORROWER,

                   THE LENDERS NAMED IN THIS CREDIT AGREEMENT

                                   AS LENDERS,

                           NATIONSBANK OF TEXAS, N.A.

                             AS ADMINISTRATIVE AGENT

                                       and

                            PROVIDENT SERVICES, INC.

                             AS DOCUMENTATION AGENT

                                TABLE OF CONTENTS

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. CERTAIN DEFINED TERMS.........................................
Section 1.02. COMPUTATION OF TIME PERIODS...................................
Section 1.03. ACCOUNTING TERMS; CHANGES IN GAAP.............................
Section 1.04. TYPES OF ADVANCES.............................................
Section 1.05. MISCELLANEOUS.................................................

                                   ARTICLE II

                     THE ADVANCES AND THE LETTERS OF CREDIT

Section 2.01. THE ADVANCES; EXTENSION OF MATURITY DATE......................
Section 2.02. METHOD OF BORROWING...........................................
Section 2.03. FEES..........................................................
Section 2.04. REDUCTION OF THE COMMITMENTS..................................
Section 2.05. REPAYMENT.....................................................
Section 2.06. INTEREST......................................................
Section 2.07. PREPAYMENTS...................................................
Section 2.08. BREAKAGE COSTS................................................
Section 2.09. INCREASED COSTS...............................................
Section 2.10. PAYMENTS AND COMPUTATIONS.....................................
Section 2.11. TAXES.........................................................
Section 2.12. SHARING OF PAYMENTS, ETC......................................
Section 2.13. LETTERS OF CREDIT.............................................
Section 2.14. NOTICE OF INCREASED COSTS; LENDER REPLACEMENT.................

                                   ARTICLE III

                              CONDITIONS OF LENDING

Section 3.01. CONDITIONS PRECEDENT TO INITIAL BORROWINGS
               AND ISSUANCE OF LETTERS OF CREDIT............................
Section 3.02. CONDITIONS PRECEDENT TO EACH BORROWING........................

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

Section 4.01. CORPORATE EXISTENCE; SUBSIDIARIES.............................
Section 4.02. CORPORATE POWER...............................................
Section 4.03. AUTHORIZATION AND APPROVALS...................................
Section 4.04. ENFORCEABLE OBLIGATIONS.......................................
Section 4.05. HISTORICAL FINANCIAL STATEMENTS...............................
Section 4.06. TRUE AND COMPLETE DISCLOSURE..................................
Section 4.07. LITIGATION....................................................
Section 4.08. USE OF PROCEEDS...............................................

                                       -i-

Section 4.09. INVESTMENT COMPANY ACT........................................
Section 4.10. PUBLIC UTILITY HOLDING COMPANY ACT............................
Section 4.11. TAXES.........................................................
Section 4.12. PENSION PLANS.................................................
Section 4.13. CONDITION OF PROPERTY; CASUALTIES.............................
Section 4.14. INSURANCE.....................................................
Section 4.15. NO BURDENSOME RESTRICTIONS; NO DEFAULTS.......................
Section 4.16. ENVIRONMENTAL CONDITION.......................................
Section 4.17. PERMITS, LICENSES, ETC........................................
Section 4.18. FUNDED DEBT; LIENS............................................
Section 4.19. DIRECT BENEFIT FROM BORROWINGS................................
Section 4.20. CHIEF EXECUTIVE OFFICE........................................

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

Section 5.01. COMPLIANCE WITH LAWS, ETC.....................................
Section 5.02. MAINTENANCE OF INSURANCE......................................
Section 5.03. PRESERVATION OF CORPORATE EXISTENCE, ETC......................
Section 5.04. PAYMENT OF TAXES, ETC.........................................
Section 5.05. VISITATION RIGHTS.............................................
Section 5.06. REPORTING REQUIREMENTS........................................
Section 5.07. MAINTENANCE OF PROPERTY.......................................
Section 5.08. NEW SUBSIDIARIES..............................................
Section 5.09. MAINTENANCE OF TRUST RESERVES AND TRUST ACCOUNTS..............
Section 5.10. MAINTENANCE OF TRUST BALANCE..................................
Section 5.11. HAZARDOUS SUBSTANCES..........................................

                                   ARTICLE VI

                               NEGATIVE COVENANTS

Section 6.01. LIENS, ETC....................................................
Section 6.02. DEBTS, GUARANTIES AND OTHER OBLIGATIONS.......................
Section 6.03. AGREEMENTS RESTRICTING LIENS AND DISTRIBUTIONS................
Section 6.04. MERGER OR CONSOLIDATION; ASSET SALES..........................
Section 6.05. RESTRICTED PAYMENTS; ISSUANCE OF PREFERRED STOCK..............
Section 6.06. INVESTMENTS; LINES OF BUSINESS................................
Section 6.07. ACQUISITIONS..................................................
Section 6.08. CAPITAL EXPENDITURES..........................................
Section 6.09. AFFILIATE TRANSACTIONS........................................
Section 6.10. COMPLIANCE WITH ERISA.........................................
Section 6.11. MAINTENANCE OF OWNERSHIP OF SUBSIDIARIES......................
Section 6.12. TRUST FUNDS...................................................
Section 6.13. SETTLEMENT OF LITIGATION......................................
Section 6.14. FIXED CHARGE COVERAGE RATIO...................................
Section 6.15. LEVERAGE RATIO................................................
Section 6.16. NET WORTH.....................................................
Section 6.17. CASH FLOW LEVERAGE RATIO......................................

                                   ARTICLE VII

                                    REMEDIES

Section 7.01. EVENTS OF DEFAULT.............................................
Section 7.02. OPTIONAL ACCELERATION OF MATURITY.............................
Section 7.03. AUTOMATIC ACCELERATION OF MATURITY............................
Section 7.04. CASH COLLATERAL ACCOUNT.......................................
Section 7.05. NON-EXCLUSIVITY OF REMEDIES...................................
Section 7.06. RIGHT OF SET-OFF..............................................

                                  ARTICLE VIII

                        THE AGENTS AND THE ISSUING LENDER

Section 8.01. AUTHORIZATION AND ACTION......................................
Section 8.02. AGENTS' RELIANCE, ETC.........................................
Section 8.03. THE AGENTS AND THEIR AFFILIATES...............................
Section 8.04. LENDER CREDIT DECISION........................................
Section 8.05. INDEMNIFICATION...............................................
Section 8.06. SUCCESSOR AGENTS AND ISSUING LENDER...........................

                                   ARTICLE IX

                                  MISCELLANEOUS

Section 9.01. AMENDMENTS, ETC...............................................
Section 9.02. NOTICES, ETC..................................................
Section 9.03. NO WAIVER; REMEDIES...........................................
Section 9.04. COSTS AND EXPENSES............................................
Section 9.05. BINDING EFFECT................................................
Section 9.06. LENDER ASSIGNMENTS AND PARTICIPATIONS.........................
Section 9.07. INDEMNIFICATION...............................................
Section 9.08. EXECUTION IN COUNTERPARTS.....................................
Section 9.09. SURVIVAL OF REPRESENTATIONS, ETC..............................
Section 9.10. SEVERABILITY..................................................
Section 9.11. BUSINESS LOANS................................................
Section 9.12. USURY NOT INTENDED............................................
Section 9.13. GOVERNING LAW.................................................

EXHIBITS:

Exhibit A - Form of Assignment and Acceptance
Exhibit B - Form of Guaranty
Exhibit C - Form of Note
Exhibit D - Form of Notice of Borrowing
Exhibit E - Form of Notice of Conversion or Continuation
Exhibit F - Form of NationsBank Letter of Credit Application
              (not filed herewith)
Exhibit G - Form of Borrower's and Subsidiaries' Counsel Opinion
Exhibit H - Form of Compliance Certificate
Exhibit I - Form of Joinder Agreement

SCHEDULES:

Schedule 1         -  Notice Information for Lenders
Schedule 2         -  Existing Letters of Credit
Schedule 4.01      -  Subsidiaries
Schedule 4.16(b)   -  Environmental Condition
Schedule 6.06      -  Certain Permitted Investments

                                CREDIT AGREEMENT

        This Credit Agreement dated as of August 13, 1996 is among (a) Carriage Services, Inc., a Delaware corporation ("Borrower"); (b) the Lenders (as defined below); (c) NationsBank of Texas, N.A., as Administrative Agent for the Lenders; and (d) Provident Services, Inc., as Documentation Agent for the Lenders.

        The Borrower, the Lenders, the Administrative Agent and the Documentation Agent agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

        Section 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the term "Borrower" shall have the meaning set forth above and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "ACQUISITION" means the direct or indirect acquisition, whether in one or more related transactions and whether by purchase, assignment, merger, consolidation, share exchange, or other acquisition transaction, of any Person, any group of Persons, or any related group of assets, liabilities, or securities of any Person or any group of Persons.

        "ADJUSTED BASE RATE" means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Base Rate in effect on such day or
(b) the Federal Funds Rate in effect on such day plus 1/2%.

        "ADJUSTED OBLIGATIONS BALANCE" means, as of any date, the aggregate outstanding principal amount of the Advances plus the Letter of Credit Exposure less, prior to September 1, 1998, the Letter of Credit Exposure allocable to the Existing Letters of Credit.

        "ADMINISTRATIVE AGENT" means NationsBank of Texas, N.A. in its capacity as an agent pursuant to Article VIII, and includes any successor agent pursuant to Section 8.06.

        "ADVANCE" means any advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.

        "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.

        "AGENTS" means, collectively, the Administrative Agent and the Documentation Agent.

        "AGREEMENT" means this Credit Agreement dated as of August 13, 1996 among the Borrower, the Lenders, and the Agents, as it may be amended, restated, modified or supplemented from time-to-time.

        "APPLICABLE LENDING OFFICE" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

        "APPLICABLE MARGIN" means, at any time, the following percentages during the following time periods determined as a function of the Borrower's Cash Flow Leverage Ratio as of the last day of the immediately preceding fiscal quarter as follows:

                                              RATIO             RATIO
                                            EQUAL TO OR      EQUAL TO OR        RATIO
                                            GREATER THAN     GREATER THAN   EQUAL TO OR
                             RATIO LESS     1.50 BUT LESS    2.25 BUT LESS     GREATER
                             THAN 1.50        THAN 2.25       THAN 3.00       THAN 3.00
                             ----------     --------------   -------------    ---------
Eurodollar Rate ............  0.75%              1.00%            1.25%        1.50%
Advance

Base Rate Advance ..........  0.00%              0.00%            0.00%        0.25%

Commitment Fee .............  0.25%              0.30%            0.35%        0.375%

        The foregoing ratio shall be deemed to be equal to or greater than 1.50 but less than 2.25 from the date of this Agreement until redetermination by the Administrative Agent. The Administrative Agent shall thereafter calculate the foregoing ratio and the resulting Applicable Margin based upon the most recent financial statements dated as of the end of a fiscal quarter delivered to the Administrative Agent pursuant to Section 5.06(b). Any adjustments to the Applicable Margin shall become effective on the first day of the month following the month during which such financial statements are required to be delivered to the Administrative Agent, but not before, provided, however, that if such financial statements are not delivered when required hereunder, the foregoing ratio shall be deemed to be greater than 3.00 and the Applicable Margin shall increase to the maximum percentage amount set forth in the table above from the date when such financial statements are due until three days after the date such financial statements are actually delivered, when the Administrative Agent shall recalculate the foregoing ratio, based upon such delivered financial statements, and the resulting Applicable Margin and the same shall become effective.

        "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.

        "BANK" means any Lender that is subject to regulation by the Federal Reserve Board of the United States or the equivalent Governmental Authority of any Lender organized in any jurisdiction outside the United States.

        "BASE RATE" means a fluctuating interest rate per annum as shall be in effect from time-to-time equal to the rate of interest publicly announced by NationsBank as its prime, whether or not the Borrower has notice thereof.

        "BASE RATE ADVANCE" means an Advance which bears interest as provided in
Section 2.06(a).

        "BORROWING" means a borrowing consisting of simultaneous Advances of the same Type made by each Lender pursuant to Section 2.01 or Converted by each Lender to Advances of a different Type pursuant to Section 2.02(b).

        "BUSINESS DAY" means any Monday through Friday during which commercial banks are open for business in Houston, Texas, and Dallas, Texas, and, if the applicable Business Day relates to any Eurodollar Rate Advances, a day of the year on which dealings in U.S. Dollars are carried on in the London interbank market.

        "CAPITAL LEASES" means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

        "CASH COLLATERAL ACCOUNT" means a special interest bearing cash collateral account containing cash deposited pursuant to Sections 2.13(a), 7.02(b) or 7.03(b) to be maintained at the Administrative Agent's office in accordance with Section 7.04.

        "CASH FLOW LEVERAGE RATIO" means, for any fiscal quarter, the ratio of
(a) Borrower's Adjusted Obligations Balance on the last day of such quarter to
(b) the product of (x) its EBITDA for such fiscal quarter less payments made in respect of Deferred Purchase Price for such quarter, MULTIPLIED BY (y) four.

        "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

        "CODE" means the Internal Revenue Code of 1986, as amended, and any successor statute.

        "COMMITMENT" as to any Lender, has the meaning set forth in Section
2.01.

        "COMMON STOCK" means the shares from time to time issued and outstanding of any class or classes of Common Stock, $.01 par value per share, of the Borrower.

        "COMPLIANCE CERTIFICATE" means a Compliance Certificate in the form of the attached Exhibit H.

        "CONTROL PERCENTAGE" means, with respect to any Person, the percentage of the outstanding capital stock of such Person having ordinary voting power which gives the direct or indirect holder of such stock the power to elect a majority of the Board of Directors of such Person.

        "CONTROLLED GROUP" means all members of a controlled group of corporations filing a consolidated federal income tax return with the Borrower.

        "CONVERT", "CONVERSION", and "CONVERTED" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02(b).

        "CORE ACQUISITION" means any Acquisition of a funeral home, cemetery, or related business.

        "CREDIT DOCUMENTS" means this Agreement, the Notes, the Guaranty, and each other agreement, instrument or document executed at any time in connection with this Agreement.

        "DEBT," for any Person, means without duplication (a) indebtedness of such Person for borrowed money, including, without limitation, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of Property or services (other than trade obligations incurred in the ordinary course of business) including (without limitation) Deferred Purchase Price; (d) obligations of such Person as lessee under Capital Leases; (e) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in the immediately preceding clauses (a) through (d) above; (f) indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) secured by any Lien on or in respect of any Property of such Person, up to (but not exceeding) the value of such Property; (g) all liabilities of such Person in respect of unfunded vested benefits under any Plan; and (h) Pre-need Obligations, except to the extent that Pre-need Obligations are trusted or covered by insurance.

        "DEFAULT" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

        "DEFERRED PURCHASE PRICE" means any purchase price or other consideration, including payments under agreements not to compete, payable to the sellers in an Acquisition (whether consummated before or after the date of this Agreement) after consummation of such Acquisition, whether evidenced by notes, debentures or the contractual promise to pay on a deferred basis.

        "DOCUMENTATION AGENT" means Provident, in its capacity as an agent pursuant to Article VIII, and includes any successor agent pursuant to Section 8.06.

        "DOLLAR EQUIVALENT" means for all purposes of this Agreement, the equivalent in another currency of an amount in Dollars to be determined by reference to the rate of exchange quoted by NationsBank of Texas, N.A., at 10:00 a.m. (Houston, Texas time) on the date of determination, for the spot purchase in the foreign exchange market of such amount of Dollars with such other currency.

        "DOLLARS" and "$" means lawful money of the United States of America.

        "DOMESTIC LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on
Schedule 1 or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

        "EBITDA" means, for any Person during any period, (a) Net Income PLUS
(b) to the extent deducted in determining Net Income, without duplication, Interest Expense, income taxes and other taxes measured by Net Income, depreciation and amortization and payments made in respect of Deferred Purchase Price for such period.

        "EFFECTIVE DATE" means the date on which the initial Borrowing is made.

        "ELIGIBLE ASSIGNEE" means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having primary capital of not less than $500,000,000 and approved by the Agents and, so long as no Default exists, the Borrower, which approval by the Agents and the Borrower will not be unreasonably withheld; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development and having primary capital (or its equivalent) of not less than $500,000,000 (or its Dollar Equivalent) and approved by the Agents and, so long as no Default exists, the Borrower, which approval by the Agents and the Borrower will not be unreasonably withheld; and (c) Provident, if approved by the Agents, and so long as no Default exists, the Borrower, which approval by the Agents and the Borrower shall not be unreasonably withheld.

        "ENVIRONMENT" or "ENVIRONMENTAL" shall have the meanings set forth in 43 U.S.C.ss.9601(8) (1988).

        "ENVIRONMENTAL CLAIM" means any action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) brought by a Governmental Authority which seeks to impose a material liability under any Environmental Law.

        "ENVIRONMENTAL LAW" means all Legal Requirements arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical, infectious, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical, infectious, or toxic substances, materials or wastes.

        "ENVIRONMENTAL PERMIT" means any permit, license, order, approval or other authorization under Environmental Law material to the Business of the Borrower.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time-to-time.

        "EUROCURRENCY LIABILITIES" has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

        "EURODOLLAR LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule 1 (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agents.

        "EURODOLLAR RATE" means, for any Eurodollar Rate Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Eurodollar Rate Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; PROVIDED, HOWEVER, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

        "EURODOLLAR RATE ADVANCE" means an Advance which bears interest as provided in Section 2.06(b).

        "EURODOLLAR RATE RESERVE PERCENTAGE" of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time-to-time by the Federal Reserve Board (or other similar Governmental Authority) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

        "EVENTS OF DEFAULT" has the meaning specified in Section 7.01.

        "EXISTING LENDERS" means, collectively, Provident, TCB and Snyder.

        "EXISTING LETTERS OF CREDIT" means those standby letters of credit issued by Provident for the account of Carriage Funeral Holdings, Inc., a Subsidiary of Borrower, and which may be issued by the Issuing Lender for the account of Borrower, all as described on Schedule 2.

        "EXISTING LOAN DOCUMENTS" means, collectively, all loan agreements, note purchase agreements, promissory notes, letter of credit, reimbursement agreements, security agreements, pledge agreements, mortgages, deeds of trust and other documents and instruments executed or delivered to Existing Lenders in connection with the indebtedness of Borrower or its Subsidiaries to the Existing Lenders.

        "EXISTING PREFERRED STOCK" means an aggregate of 17,775,616 shares of Borrower's Series D Preferred Stock, $.01 par value, which is either outstanding on the Effective Date or (as described in Schedule 2) is contemplated to be issued following the Effective Date, provided that the maximum amount of the redemption price for such shares is no more than $1.00 per share plus accrued and unpaid dividends thereon.

        "EXPIRATION DATE" means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

        "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System or any of its successors.

        "FIXED CHARGE COVERAGE RATIO" means, for Borrower as of the end of any fiscal quarter and for the fiscal quarter then ending, the ratio of (a) the product of (i) Borrower's EBITDA for such quarter MINUS its cash taxes paid during such quarter, MULTIPLIED BY (ii) four; to (b) the sum of (i) the product of (x) the sum of (A) Interest Expense during such quarter PLUS (B) scheduled and required principal payments during such quarter in respect of Funded Debt PLUS, (C) to the extent not included in clause (A) or (B) above in this definition, payments made in respect of Deferred Purchase Price for such quarter, MULTIPLIED BY (y) four, PLUS (ii) 10% of the Adjusted Obligations Balance as of the last day of such fiscal quarter.

        "FUND," "TRUST FUND," or "SUPERFUND" means the Hazardous Substance Response Trust Fund, established pursuant to 42 U.S.C. ss. 9631 (1988) and the Post-closure Liability Trust Fund, established pursuant to 42 U.S.C. ss. 9641
(1988), which statutory provisions have been amended or repealed by the Superfunds Amendments and Reauthorization Act of 1986, and the "Fund," "Trust Fund," or "Superfund" that are now maintained pursuant to ss. 9507 of the Code.

        "FUNDED DEBT" means, with respect to the Borrower and without duplication, the consolidated Debt of the Borrower plus (to the extent not already constituting Debt) the Letter of Credit Exposure less, prior to September 1, 1998, the Letter of Credit Exposure allocable to the Existing Letters of Credit and all reissues and renewals thereof (but not including any increases in the Letter of Credit Exposure applicable thereto).

        "GAAP" means United States generally accepted accounting principles as in effect from time-to-time, applied on a basis consistent with the requirements of Section 1.03.

        "GOVERNMENTAL AUTHORITY" means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Lender, the Borrower, or the Borrower's Subsidiaries or any of their respective Properties.

        "GUARANTY" means the guaranty in the form of the attached Exhibit B executed by the Subsidiaries of the Borrower, as the same may be amended, restated, modified, or supplemented from time to time.

        "HAZARDOUS SUBSTANCE" means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

        "HAZARDOUS WASTE" means the substances regulated as such pursuant to any Environmental Law.

        "HISTORICAL FINANCIAL STATEMENTS" means the consolidated balance sheets of Borrower and its Subsidiaries as of December 31, 1994 and 1995 and June 30, 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the three year period ended December 31, 1995 and the six month period ended June 30, 1996, together with the notes thereto and the audit report thereon of Arthur Andersen LLP dated July 18, 1996.

        "INTEREST EXPENSE" means, for any Person during any period, total interest expense for such Person during such period, whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under any interest hedge, rate swap, cap, or similar arrangement providing for the exchange of nominal interest obligations or a cap of the interest rates applicable to Debt of such Person, all as determined in accordance with GAAP. Interest Expense for a period also includes the aggregate amount of Restricted Payments declared or paid by the Borrower during such period.

        "INTEREST PERIOD" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Base Rate Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may, upon notice received by the Administrative Agent not later than 10:00 a.m. (Houston, Texas time) on the third Business Day prior to the first day of such Interest Period, select; PROVIDED, HOWEVER, that:

        (a) the Borrower may not select any Interest Period for any Advance which ends after the Maturity Date;

        (b) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

        (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, PROVIDED that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

        (d) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

        "ISSUING LENDER" means, with respect to all Letters of Credit other than Existing Letters of Credit that are outstanding on the date of this Agreement, NationsBank and any successor issuing Lender pursuant to Section 8.06 and, with respect to such Existing Letters of Credit, Provident.

        "JOINDER AGREEMENT" means a joinder agreement in the form of the attached Exhibit I executed by any Subsidiary of the Borrower.

        "KNOWLEDGE" means, with respect to the Borrower, the actual knowledge of any member of the Borrower's executive officers, and does not include constructive knowledge.

        "LEGAL REQUIREMENT" means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations G, T, U and X.

        "LENDERS" means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.06.

        "LETTER OF CREDIT" means, individually, any letter of credit issued by any Issuing Lender which is subject to this Agreement, including the Existing Letters of Credit, and "LETTERS OF CREDIT" collectively means all such letters of credit.

        "LETTER OF CREDIT DOCUMENTS" means, with respect to any Letter of Credit, such Letter of Credit and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

        "LETTER OF CREDIT EXPOSURE" means, at any time, without duplication the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit outstanding at such time and (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

        "LETTER OF CREDIT OBLIGATIONS" means any obligations of the Borrower under this Agreement and the Letter of Credit Documents in connection with the Letters of Credit.

        "LIEN" means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement).

        "LIQUID INVESTMENTS" means (a) direct or indirect obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States; (b) mutual funds investing in securities issued by the United States, (c) (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof ("bank debt securities"), issued by (A) any Lender or (B) any other bank or trust company which has either (I) obtained insurance from the Federal Depositor's Insurance Corporation supporting such bank's or trust company's obligation to repay the bank debt securities or
(II) a combined capital surplus and undivided profit of not less than $250,000,000 or the Dollar Equivalent thereof, if at the time of deposit or purchase, such bank debt securities are rated not less than "A" (or the then equivalent) by the rating service of Standard & Poor's Corporation or of Moody's Investors Service, Inc., and (ii) commercial paper issued by (A) any Lender or
(B) any other Person if at the time of purchase such commercial paper is rated not less than "A-2" (or the then equivalent) by the rating service of Standard & Poor's Corporation or not less than "P-2" (or the then equivalent) by the rating service of Moody's Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Majority Lenders; (d) repurchase agreements relating to investments described in clauses (a) and (c) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $250,000,000 or the Dollar Equivalent thereof, if at the time of entering into such agreement the debt securities of such Person are rated not less than "BBB" (or the then equivalent) by the rating service of Standard & Poor's Corporation or of Moody's Investors Service, Inc.; and (e) such other investments as the Borrower may request and the Administrative Agent may approve in writing, which approval will not be unreasonably withheld.

        "MAJORITY LENDERS" means, at any time, Lenders holding at least 67% (without arithmetic rounding up) of the then aggregate unpaid principal amount of the Notes held by the Lenders and the Letter of Credit Exposure of the Lenders at such time, or, if no such principal amount and Letter of Credit Exposure is then outstanding, Lenders having at least 67% (without arithmetic rounding up) of the aggregate amount of the Commitments at such time; provided, however, that for the purpose of determining the existence of any Default or Event of Default and the actions to be taken in connection therewith, including acceleration of the Obligations and the exercise of other remedies (but not including the right to amend or waive this Agreement), so long as the Lenders that were originally parties to this Agreement remain as the only Lenders under this Agreement, "Majority Lenders" means the majority in number of the Lenders that were originally parties to this Agreement.

        "MATERIAL ADVERSE CHANGE" shall mean (a) a material adverse change in the business, financial condition, or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (b) the occurrence and continuance of any event or circumstance which could reasonably be expected to have a material adverse effect on the Borrower's ability to perform its obligations under this Agreement, any Note or any other Credit Document.

        "MATURITY DATE" means the earlier of (a) September 1, 1999, as such date may be extended pursuant to Section 2.01(b), and (b) the earlier termination in whole of the Commitments pursuant to Section 2.04 or Article VII.

        "MAXIMUM RATE" means the maximum nonusurious interest rate under applicable law.

        "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

        "NATIONSBANK" means NationsBank of Texas, N.A.

        "NET INCOME" means, for any Person, net income of such Person for such period, as determined in accordance with GAAP, excluding, however, extraordinary items, such as (i) any net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business and (ii) any write-up of assets.

        "NET WORTH" means, at any date for any Person that is a corporation, the sum of (a) the par value (or value stated on the books of such Person) of the capital stock of all classes of such Person, (b) the additional paid-in capital of such Person, and (c) the amount of the surplus and retained earnings, whether capital or earned, of such Person, all determined in accordance with GAAP.

        "NOTE" means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of the attached Exhibit C, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender, as the same may be amended, restated, modified or supplemented from time to time.

        "NOTICE OF BORROWING" means a notice of borrowing in the form of the attached Exhibit D signed by a Responsible Officer of the Borrower or the written designee thereof.

        "NOTICE OF CONVERSION OR CONTINUATION" means a notice of conversion or continuation in the form of the attached Exhibit E signed by a Responsible Officer of the Borrower or the written designee thereof.

        "OBLIGATIONS" means, as of any date, all principal, interest, fees, reimbursements, indemnifications, cash collateral obligations, and other amounts payable or owed by the Borrower to the Agents and the Lenders under this Agreement, the Notes, the Letter of Credit Documents, and the other Credit Documents and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

        "OFFERING" means the offering of the Borrower's shares of Class A Common Stock pursuant to the Registration Statement.

        "OFFERING EFFECTIVE DATE" has the meaning set forth in Section 6.13.

        "OFFERING DOCUMENTS" means the Registration Statement and its attached exhibits and schedules.

        "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

        "PERMITTED LIENS" means the Liens permitted to exist pursuant to Section 6.01.

        "PERSON" means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

        "PLAN" means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

        "PRE-NEED OBLIGATIONS" means the liabilities and obligations of the Borrower and its Subsidiaries to perform funeral or cemetery related services or provide funeral or cemetery property, merchandise or inventory pursuant to written contracts with their customers.

        "PROPERTY" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

        "PROVIDENT" means Provident Services, Inc., a Delaware corporation.

        "PRO RATA SHARE" means, with respect to any Lender, either (a) the ratio (expressed as a percentage) of such Lender's Commitments at such time to the aggregate Commitments at such time or (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Lender's aggregate outstanding Advances and Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Lenders at such time.

        "QUALIFIED PREFERRED STOCK" means Redeemable Preferred Stock issued after the Effective Date that provides (i) for its mandatory redemption on a date, if at all, that is on or after the tenth anniversary of the date of first issuance of such shares, and (ii) that no holder of such shares will be entitled to retain or receive Restricted Payments in respect of such shares for a period of not less than 180 days after receipt by such holder of written notice from any Lender or the Borrower that an Event of Default hereunder has occurred and is then continuing and that such payments should be blocked, and indefinitely, for so long as there shall exist any default in the payment of any Obligations, whether by maturity, acceleration, or otherwise, all such provisions to be in form and content reasonably acceptable to the Agents.

        "REDEEMABLE PREFERRED STOCK" means shares of Borrower's Preferred Stock which by its terms requires or permits Borrower to redeem such shares.

        "REGISTER" has the meaning set forth in paragraph (c) of Section 9.06.

        "REGISTRATION STATEMENT" means the Borrower's Registration Statement No. 333-05545 on Form S-1 as filed with the Securities and Exchange Commission, as it may be amended, restated, modified or supplemented from time to time.

        "REGULATIONS G, T, U AND X" mean Regulations G, T, U and X of the Federal Reserve Board, as the same is from time-to-time in effect, and all official rulings and interpretations thereunder or thereof.

        "REIMBURSEMENT OBLIGATIONS" means all of the obligations of the Borrower set forth in paragraph (c) of Section 2.13.

        "RELEASE" shall have the meaning set forth in CERCLA or under any other Environmental Law.

        "RESPONSE" shall have the meaning set forth in CERCLA or under any other Environmental Law.

        "RESPONSIBLE OFFICER" means the Borrower's Chief Executive Officer or Chief Financial Officer.

        "RESTRICTED PAYMENT" means the declaration or making by any Person of any dividends or other distributions (in cash, property, or otherwise) on, or any payment for the purchase, redemption or other acquisition of, any shares of any capital stock of such Person, other than dividends payable in such Person's common stock.

        "SNYDER" means C. Byron Snyder, a resident of Harris County, Texas.

        "SUBSIDIARY" means, with respect to any Person, any other Person, a majority of whose outstanding Voting Securities (other than director's qualifying shares) shall at any time be owned by such Person or one or more Subsidiaries of such Person.

        "TCB" means Texas Commerce Bank National Association, a national banking association.

        "TERMINATION EVENT" means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in
Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or
(e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

        "TRUST ACCOUNTS" means collectively, those certain perpetual care trust, pre-need trust, pre-construction trust or other trust arrangements established by the Borrower as required to be established and maintained in accordance with applicable Legal Requirements.

        "TRUST RESERVES" means, at the time of any determination thereof, in connection with the Trust Accounts, the aggregate of all amounts required by applicable Legal Requirements to be set aside in reserve, trust, escrow or any similar arrangement, and in respect to any jurisdiction in which the applicable Legal Requirements do not require the trusting of any such funds, then 100% of the funds received pursuant to each Trust Account.

        "TYPE" has the meaning set forth in Section 1.04.

        "VOTING SECURITIES" means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect the managers of such limited liability company.

        Section 1.02. COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

        Section 1.03. ACCOUNTING TERMS; CHANGES IN GAAP.

        (a) All accounting terms and expense estimates not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a basis consistent with those applied in the preparation of the Historical Financial Statements, subject to any changes in accounting standards (i) which are required to conform to GAAP, (ii) which do not have a material impact on Borrower's consolidated financial position, results of operations or cash flows (unless in the absence of such change, however immaterial, Borrower would not be in compliance with this Agreement), or (iii) which the Agents approve, such approval not to be unreasonably withheld; provided, however, that the Agents' failure to approve any such change or changes shall not be deemed for purposes of this Agreement to be unreasonably withheld to the extent that, absent such change or changes, the Borrower would not be in compliance with this Agreement.

        (b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, the commitment fees required by Section 2.03, and all calculations of any amounts to be calculated under the definitions in Section 1.01 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP applied as set forth in paragraph
(a) above.

        Section 1.04. TYPES OF ADVANCES. Advances are distinguished by "Type." The "Type" of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Base Rate Advance.

        Section 1.05. MISCELLANEOUS. Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

                                   ARTICLE II

                     THE ADVANCES AND THE LETTERS OF CREDIT

        Section 2.01. THE ADVANCES; EXTENSION OF MATURITY DATE.

        (a) THE ADVANCES. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time-to-time on any Business Day during the period from the date of this Agreement until the Maturity Date in an aggregate amount not to exceed at any time outstanding (a) the amount set opposite such Lender's name on the signature pages hereof as its Commitment, or if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender as its Commitment in the Register maintained by the Administrative Agent pursuant to
Section 9.06(c), as such amount may be reduced pursuant to Section 2.04 (such Lender's "Commitment") LESS (b) such Lender's Pro Rata Share of the Letter of Credit Exposure at such time. Each Borrowing shall, in the case of Advances consisting of Base Rate Advances, be in an aggregate amount not less than $1,000,000 and in integral multiples of $100,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $1,000,000 or in integral multiples of $100,000 in excess thereof, and in each case shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment and subject to the other terms and conditions of this Agreement, the Borrower may from time to time borrow, prepay pursuant to Section 2.07 and reborrow under this Section 2.01(a).

        (b)    EXTENSION OF MATURITY DATE.

               (i) So long as no Default shall have occurred and be continuing at such time, at least 90 but not more than 120 days before each September 1 beginning September 1, 1997, the Borrower may request in writing to the Administrative Agent and each Lender that the Lenders extend the Maturity Date by one year from the scheduled date. On or before the immediately following August 31 after each such request, each Lender shall notify the Administrative Agent and the Borrower in writing whether it elects to so extend the Maturity Date. Any failure by a Lender to so notify the Administrative Agent and the Borrower shall be deemed to be a decision by such Lender to not extend the Maturity Date.

            (ii) If each Lender elects to extend the Maturity Date, the Maturity Date shall automatically extend for one year from the scheduled date. If less than all the Lenders elect to extend the Maturity Date, the Maturity Date shall not be extended and shall remain unchanged (even with respect to Lenders which had agreed to extend the Maturity Date). The Administrative Agent agrees to promptly notify the Borrower and the Lenders of the determination of whether or not the Maturity Date has been extended.

        Section 2.02. METHOD OF BORROWING.

        (a) NOTICE. Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than (i) 10:00 a.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Rate Advance or (ii) 4:00 p.m. (Houston, Texas time) on the Business Day before the date of the proposed Borrowing, in the case of a Base Rate Advance, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing by telecopy or telex. In order to be an effective Notice of Borrowing, each Notice of a Borrowing shall be by telecopy or telex, followed immediately by delivery of the original executed Notice of Borrowing, specifying the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Rate Advances, the Interest Period for each such Advance. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.06(b). Each Lender shall, before 12:00 p.m. (Houston, Texas time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 9.02, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender's Pro Rata Share of such Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent.

        (b) CONVERSIONS AND CONTINUATIONS. In order to elect to Convert or continue an Advance under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent's office no later than 10:00 a.m. (Houston, Texas time)
(i) on the Business Day of the proposed Conversion date in the case of a Conversion to a Base Rate Advance and (ii) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Rate Advance. In order to be an effective Notice of Conversion or Continuation, each such Notice of Conversion or Continuation shall be in writing or by telex or telecopy followed immediately by delivery of the original executed Notice of Conversion or Continuation, specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount and Type of the Advance to be Converted or continued, (iii) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advance, and (iv) in the case of a Conversion to, or a continuation of, a Eurodollar Rate Advance, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Rate Advance, notify each Lender of the applicable interest rate under Section 2.06(b).

        (c) CERTAIN LIMITATIONS. Notwithstanding anything in paragraphs (a) and
(b) above:

                (i) at no time shall there be more than seven Interest Periods applicable to outstanding Eurodollar Rate Advances;

               (ii) if any Lender shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the introduction of any new law or regulation or any change in or in the interpretation of any existing law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist (which notice such Lender agrees to promptly provide), and each Advance comprising such Borrowing shall be a Base Rate Advance;

              (iii) if the Administrative Agent is, in good faith after reasonable efforts, unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the Administrative Agent shall give written notice to the Borrower stating the reason for such determination and, after the giving of such notice, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

              (iv) if the Majority Lenders shall in good faith, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended (and such notice shall also include the rationale for such suspension) until the Majority Lenders (through the Administrative Agent) shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist (which notice shall be promptly provided), and each Advance comprising such Borrowing shall be a Base Rate Advance; and

               (v) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01 and paragraph (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Advance, Convert into Base Rate Advances.

        (d) NOTICES IRREVOCABLE. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, reasonable out-of-pocket cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, unless and to the extent the Eurodollar Rate Advance specified in such Notice of Borrowing is made notwithstanding such failure, such indemnified losses to include, without limitation, any loss (including any loss of anticipated profits), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

        (e) ADMINISTRATIVE AGENT RELIANCE. Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with paragraph
(a) of this Section 2.02, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for such day. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

        (f) LENDER OBLIGATIONS SEVERAL. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

        (g) NOTES. The indebtedness of the Borrower to each Lender resulting from Advances owing to such Lender shall be evidenced by the Note of the Borrower payable to the order of such Lender in substantially the form of Exhibit C.

        Section 2.03. FEES.

        (a) COMMITMENT FEES. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee on the average daily amount by which such Lender's Commitment exceeds the sum of such Lender's outstanding Advances and Pro Rata Share of the Letter of Credit Exposure from the date of this Agreement until the Maturity Date at a per annum rate equal to the Applicable Margin for commitment fees. The fee payable pursuant to this clause (a) shall be due and payable quarterly in arrears on the first day of each January, April, July, and October commencing October 1, 1996, and on the Maturity Date.

        (b) FACILITY AND AGENT FEES. The Borrower agrees to pay to the Administrative Agent the facility and agent's fees described in the letter agreement dated August 13, 1996 between Administrative Agent and the Borrower. The Borrower agrees to pay to Provident the facility and agent's fees and other fees described in the letter agreement dated August 13, 1996 between Provident and the Borrower. The Borrower agrees to pay to Bank One, Texas, N.A. the fees and other amounts described in the letter agreement dated August 13, 1996 between Bank One, Texas, N.A. and the Borrower.

        (c) LETTER OF CREDIT FEES. For each Letter of Credit issued by the Issuing Bank (i) the Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders a letter of credit fee equal to the difference between (A) the Applicable Margin for Eurodollar Rate Advances per annum on the face amount of such Letter of Credit for the stated term of such Letter of Credit less (B) the amount payable solely to the Issuing Lender under clause
(ii) as follows and (ii) the Borrower shall pay to the Administrative Agent for the benefit of the Issuing Lender a fronting fee of the Applicable Margin for Eurodollar Rate Advances per annum on the face amount of such Letter of Credit for the stated term of such Letter of Credit, but with a minimum fee of $500 and a maximum fee of $750. Each such fee shall be based on the maximum amount available to be drawn under such Letter of Credit from the date of issuance of the Letter of Credit until its Expiration Date and be payable entirely in advance on the date of the issuance of the Letter of Credit and for the period from such date until its Expiration Date, or, if such Letter of Credit is extended, increased or otherwise modified, the fee under this Section 2.03(c) shall also be payable on the date of such extension, increase or modification and for the period from the date of such extension, increase or modification until its Expiration Date.

        Section 2.04. REDUCTION OF THE COMMITMENTS. The Borrower shall have the right, upon at least three Business Days' irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; PROVIDED that each partial reduction shall be in the aggregate amount of $5,000,000 or in integral multiples of $1,000,000 in excess thereof. Any reduction or termination of the Commitments pursuant to this
Section 2.04 shall be permanent, with no obligation of the Lenders to reinstate such Commitments and the commitment fees provided for in Section 2.03(a) shall thereafter be computed on the basis of the Commitments, as so reduced.

        Section 2.05. REPAYMENT. The Borrower shall repay the outstanding principal amount of each Advance on the Maturity Date; PROVIDED that, the principal amount of any outstanding Advance may be prepaid in accordance with the terms of Section 2.07.

        Section 2.06. INTEREST. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

        (a) BASE RATE ADVANCES. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the lesser of (i) the Adjusted Base Rate in effect from time to time PLUS the Applicable Margin on Base Rate Advances in effect from time to time, or (ii) the Maximum Rate, payable in arrears on the first day of each January, April, July, and October and on the date such Base Rate Advance shall be paid in full, PROVIDED that any amount of principal of a Base Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (i) the Adjusted Base Rate in effect from time to time PLUS the Applicable Margin on Base Rate Advances in effect from time to time PLUS 3% or (ii) the Maximum Rate.

        (b) EURODOLLAR RATE ADVANCES. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the lesser of (i) the Eurodollar Rate for such Interest Period PLUS the Applicable Margin on Eurodollar Rate Advances in effect from time to time, or (ii) the Maximum Rate, payable on the last day of such Interest Period, and, in the case of six-month Interest Periods, on the day which occurs during such Interest Period three months from the first day of such Interest Period; PROVIDED that any amount of principal of a Eurodollar Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (i) the rate required to be paid on such Advance immediately prior to the date on which such amount became due PLUS 3% or (ii) the Maximum Rate; PROVIDED FURTHER that, if such overdue amount has not been paid within three Business Days of the date due, such rate of interest under the immediately preceding clause (i) shall be increased to the greater of (x) the Adjusted Base Rate in effect from time to time PLUS the Applicable Margin on Base Rate Advances in effect from time to time PLUS 3% and (y) the rate required to be paid on such Advance immediately prior to the date on which such amount became due PLUS 3%.

        (c) ADDITIONAL INTEREST ON EURODOLLAR RATE ADVANCES. The Borrower shall pay to each Lender, so long as any such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of the Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (A) the Eurodollar Rate for the Interest Period for such Advance from (B) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Lender shall be determined by such Lender and notified to the Borrower through the Administrative Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error, and be accompanied by any evidence indicating the need for such additional interest as the Borrower may reasonably request).

        (d) USURY RECAPTURE. In the event the rate of interest chargeable under this Agreement or the Notes at any time is greater than the Maximum Rate, the unpaid principal amount of the Notes shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Notes equals the amount of interest which would have been paid or accrued on the Notes if the stated rates of interest set forth in this Agreement had at all times been in effect.

               In the event, upon payment in full of the Notes, the total amount of interest paid or accrued under the terms of this Agreement and the Notes is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on the Notes if the Maximum Rate had, at all times, been in effect or (B) the amount of interest which would have accrued on the Notes if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid or accrued under this Agreement on the Notes.

               In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Notes, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

        Section 2.07. PREPAYMENTS.

        (a) RIGHT TO PREPAY. The Borrower shall have the right to prepay the Advances in whole or in part, at any time or from time to time, subject to the provisions of this Section 2.07. Except as provided in this Section 2.07, the Borrower shall have no right to prepay any principal amount of any Advance.

        (b) OPTIONAL. The Borrower may elect to prepay any of the Advances, after giving by 10:00 a.m. (Houston, Texas time) (i) in the case of Eurodollar Rate Advances, at least two Business Days' or (ii) in case of Base Rate Advances, same Business Day's prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; PROVIDED, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000.

        (c) MANDATORY. On the date of each reduction of the aggregate Commitments pursuant to Section 2.04, the Borrower agrees to make a prepayment in respect of the outstanding amount of Advances to the extent, if any, that the aggregate unpaid principal amount of all Advances and Letter of Credit Exposure exceeds the Commitments, as so reduced. Each prepayment pursuant to this Section 2.07(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to
Section 2.08 as a result of such prepayment being made on such date.

        (d) ILLEGALITY. If any Lender shall notify the Administrative Agent and the Borrower that the introduction of any new law or regulation or any change in or in the interpretation of any existing law or regulation by the Governmental Authority charged with the administration or interpretation thereof makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, (i) the Borrower shall, no later than 10:00 a.m. (Houston, Texas time) (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance or (B) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Rate Advances of all of the Lenders then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, (ii) each Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Lender, and (iii) the right of the Borrower to select Eurodollar Rate Advances for any subsequent Borrowing shall be suspended until the Lender which gave notice referred to above shall notify the Administrative Agent that the circumstances causing such suspension no longer exist.

        (e) RATABLE PAYMENTS; EFFECT OF NOTICE. Each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part. All notices given pursuant to this Section
2.07 shall be irrevocable and binding upon the Borrower.

        Section 2.08. BREAKAGE COSTS. If (a) any payment of principal on or any conversion of any Eurodollar Rate Advance is made on any date other than the last day of the Interest Period for such Eurodollar Rate Advance, whether as a result of any voluntary or mandatory prepayment, any acceleration of maturity, or any other cause (other than Section 2.07(d) above), (b) any payment of principal on any Eurodollar Rate Advance is not made when due, or (c) any Eurodollar Rate Advance is not borrowed, converted, or prepaid in accordance with the respective notice thereof provided by the Borrower to the Administrative Agent, whether as a result of any failure to meet any applicable conditions precedent for borrowing, conversion, or prepayment, the permitted cancellation of any request for borrowing, conversion, or prepayment, the failure of the Borrower to provide the respective notice of borrowing, conversion, or prepayment, or any other cause not specified above which is created by the Borrower, the Borrower shall, within 10 days of any written demand sent to the Borrower through the Administrative Agent by any Lender having made such Eurodollar Rate Advance, pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, reasonable out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any such Lender reasonably necessary to fund or maintain such Advance.

        Section 2.09. INCREASED COSTS.

        (a) EURODOLLAR RATE ADVANCES. If, due to either (i) the introduction of any new law or regulation or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any existing law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), immediately pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error, and shall be accompanied with any evidence of such increased cost as the Borrower may reasonably request.

        (b) CAPITAL ADEQUACY. If any Lender (if a Bank) or the Issuing Lender (if a Bank) determines in good faith that the introduction of any new law or regulation or any change in or in the interpretation of any existing law or regulation affects or would affect the amount of capital required or expected to be maintained by such Lender or the Issuing Lender or any corporation controlling such Lender or the Issuing Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend or the Issuing Lender's commitment to issue the Letters of Credit and other commitments of this type, then, upon 30 days' prior written notice by such Lender or the Issuing Lender (with a copy of any such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender or to the Issuing Lender, as the case may be, from time to time as specified by such Lender or the Issuing Lender, additional amounts sufficient to compensate such Lender or the Issuing Lender, in light of such circumstances, (i) with respect to such Lender, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend under this Agreement and
(ii) with respect to the Issuing Lender, to the extent that the Issuing Lender reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Lender or the Issuing Lender shall be conclusive and binding for all purposes, absent manifest error, and shall be accompanied with any evidence of the need for maintenance of such increased capital as the Borrower may reasonably request.

        (c) LETTERS OF CREDIT. With respect to any Issuing Lender which is a Bank, if any change in any existing law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by the Issuing Lender's reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by the Issuing Lender, the Borrower shall pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost. A certificate as to such increased cost incurred by the Issuing Lender, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by the Issuing Lender to the Borrower, shall be conclusive and binding for all purposes, absent manifest error, and shall be accompanied with any evidence of such increased cost as the Borrower may reasonably request.

        Section 2.10. PAYMENTS AND COMPUTATIONS.

        (a) PAYMENT PROCEDURES. The Borrower shall make each payment under this Agreement and under the Notes not later than 10:00 a.m. (Houston, Texas time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location in the United States as the Administrative Agent shall designate in writing to the Borrower) in same day funds without deduction, setoff, or counterclaim of any kind. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, the Issuing Lender, or a specific Lender pursuant to Section 2.03(b), 2.03(c), 2.06(c), 2.08, 2.09, or 2.11, but after taking into account payments effected pursuant to Section 9.04) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or the Issuing Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. If and to the extent that the Administrative Agent receives any payment or prepayment from the Borrower and fails to distribute such payment or prepayment to the Lenders ratably on the basis of their respective Pro Rata Shares on the day the Administrative Agent receives such payment or prepayment (if received prior to 10:00 a.m. on such day) or the next Business Day (if received after 10:00 a.m. on such day), then the Administrative Agent shall pay to each Lender such Lender's Pro Rata Share of such payment or prepayment together with interest thereon at the Federal Funds Rate for each day from the date such amount should have been distributed by the Administrative Agent until such payment or prepayment is actually distributed to the Lenders.

        (b) COMPUTATIONS. All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Federal Funds Rate, and of fees shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

        (c) NON-BUSINESS DAY PAYMENTS. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; PROVIDED, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

        (d) ADMINISTRATIVE AGENT RELIANCE. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate for such day.

        Section 2.11. TAXES.

        (a) NO DEDUCTION FOR CERTAIN TAXES. Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the Issuing Lender, and the Administrative Agent, any franchise taxes or taxes on the net income, net worth or shareholders' capital of such Person (and taxes imposed in lieu of any such taxes) imposed on such Person by the jurisdiction under the laws of which it is organized or in which is located its Applicable Lending Office or any political subdivision or taxing authority thereof or therein (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Lender, the Issuing Lender, or the Administrative Agent (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Person receives an amount equal to the sum it would have received had no such deductions been made; PROVIDED, however, that if the Borrower's obligation to deduct or withhold Taxes is caused solely by such Person's failure or inability to comply with the provisions of paragraph (d) of this Section 2.11, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and provide to the Administrative Agent a receipt or a copy of a payment voucher from such relevant taxation authority or other authority evidencing such payment.

        (b) OTHER TAXES. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as "Other Taxes").

        (c) INDEMNIFICATION. THE BORROWER INDEMNIFIES EACH LENDER, THE ISSUING LENDER, AND THE AGENTS FOR THE FULL AMOUNT OF ALL TAXES (AS DEFINED IN SECTION 2.11(A) ABOVE) AND OTHER TAXES (AS DEFINED IN SECTION 2.11(B) ABOVE) IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 2.11 PAID BY SUCH LENDER, THE ISSUING LENDER, OR THE AGENTS (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST, PENALTIES AND EXPENSES (OTHER THAN INTEREST, PENALTIES AND EXPENSES ARISING SOLELY FROM THE FAILURE OF THE AGENTS, THE ISSUING LENDER, OR ANY LENDER TO PROVIDE THE FORMS DESCRIBED IN PARAGRAPH (D) OF THIS SECTION 2.11)) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES (AS DEFINED IN SECTION 2.11(A) ABOVE) OR OTHER TAXES (AS DEFINED IN SECTION 2.11(B) ABOVE) WERE CORRECTLY OR LEGALLY ASSERTED. EACH PAYMENT REQUIRED TO BE MADE BY THE BORROWER IN RESPECT OF THIS INDEMNIFICATION SHALL BE MADE TO THE ADMINISTRATIVE AGENT FOR THE BENEFIT OF ANY LENDER CLAIMING SUCH INDEMNIFICATION WITHIN 30 DAYS FROM THE DATE THE BORROWER RECEIVES WRITTEN DEMAND THEREFOR FROM THE ADMINISTRATIVE AGENT ON BEHALF OF ITSELF AS ADMINISTRATIVE AGENT, THE ISSUING LENDER, OR ANY SUCH LENDER. IF ANY LENDER, THE ADMINISTRATIVE AGENT, OR THE ISSUING LENDER RECEIVES A REFUND OR TAX CREDIT IN RESPECT OF ANY TAXES (AS DEFINED IN SECTION 2.11(A) ABOVE) PAID BY THE BORROWER UNDER THIS PARAGRAPH (C), SUCH LENDER, THE ADMINISTRATIVE AGENT, OR THE ISSUING LENDER, AS THE CASE MAY BE, SHALL PROMPTLY PAY TO THE BORROWER THE BORROWER'S SHARE OF SUCH REFUND OR TAX CREDIT.

        (d) FOREIGN LENDER WITHHOLDING EXEMPTION. Each Lender and Issuing Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower. Each Lender which delivers to the Borrower and the Administrative Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to the next preceding sentence further undertakes to deliver to the Borrower and the Administrative Agent two further copies of the said letter and Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Borrower and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Administrative Agent certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax, such Lender shall not be required to deliver such letter or forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the requisite Internal Revenue Service forms.

        Section 2.12. SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Advances or Letter of Credit Obligations made by it in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; PROVIDED, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender's ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (a) the amount of such Lender's required repayment to the purchasing Lender to (b) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

        Section 2.13. LETTERS OF CREDIT.

        (a) ISSUANCE. From time-to-time from the date of this Agreement until the Maturity Date, at the request of the Borrower, the Issuing Lender shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of the Borrower on any Business Day. No Letter of Credit will be issued, increased, or extended (i) unless such issuance, increase, or extension would not cause (A) the Letter of Credit Exposure to exceed the lesser of (1) $15,000,000 or (2) the aggregate Commitments LESS the aggregate outstanding principal amount of all Advances;
(ii) unless such Letter of Credit has an Expiration Date not later than the earlier of (A) 13 months after the date of issuance thereof (or, if extendable beyond such period, unless such Letter of Credit is cancelable upon 120 days' notice given by the Issuing Lender to the beneficiary of such Letter of Credit) and (B) the Maturity Date; (iii) unless such Letter of Credit is in form and substance acceptable to the Issuing Lender in its sole discretion; (iv) unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person; and (v) unless the Borrower has delivered to the Issuing Lender a completed and executed letter of credit application on the Issuing Lender's standard form, which application for the initial Issuing Lender is in the form of the attached Exhibit F. Notwithstanding the foregoing, if the Administrative Agent and the Lenders permit the Expiration Date of any Letter of Credit to extend beyond the Maturity Date, the Borrower shall either (i) deposit with the Administrative Agent into the Cash Collateral Account on the Maturity Date an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time, or (ii) cause to be issued to the Issuing Lender, as beneficiary, a standby letter of credit in the face amount of the Letter of Credit Exposure, as security for the Letter of Credit Obligations, issued by a commercial bank meeting the criteria of an Eligible Assignee, in form and content reasonably acceptable to the Issuing Lender.

        (b) PARTICIPATIONS. Upon the date of the issuance or increase of a Letter of Credit, the Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender's Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Lender shall promptly notify each such participant Lender by telex, telephone, or telecopy of each Letter of Credit issued or increased and the actual dollar amount of such Lender's participation in such Letter of Credit.

        (c) REIMBURSEMENT. The Borrower hereby agrees to pay on demand to the Issuing Lender for the benefit of the Lenders in respect of each Letter of Credit, or as a Base Rate Advance as hereafter provided, an amount equal to any draw paid by the Issuing Lender under or in respect of such Letter of Credit. In the event the Issuing Lender makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, the Issuing Lender shall give notice of such payment to the Administrative Agent and the Lenders, and each Lender shall promptly reimburse the Issuing Lender for such Lender's Pro Rata Share of such payment, and such reimbursement shall be deemed for all purposes of this Agreement to constitute a Base Rate Advance to the Borrower from such Lender. If such reimbursement is not made by any Lender to the Issuing Lender on the same day on which the Issuing Lender shall have made payment on any such draw, such Lender shall pay interest thereon to the Issuing Lender at a rate per annum equal to the Federal Funds Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat such payment under a Letter of Credit not immediately reimbursed by the Borrower as a Borrowing comprised of Base Rate Advances to the Borrower.

        (d) OBLIGATIONS UNCONDITIONAL. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

                (i) any lack of validity or enforceability of any Letter of Credit Documents;

                (ii) any amendment or waiver of, or any consent to departure from, any Letter of Credit Documents;

              (iii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

              (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Lender would not be liable therefor pursuant to the following paragraph (e);

               (v) payment by the Issuing Lender under such Letter of Credit against presentment of a draft or certificate which does not comply with the terms of such Letter of Credit (unless such failure to comply is evident on the face of such draft or certificate and such payment would constitute gross negligence or willful misconduct by the Issuing Lender); or

                (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

PROVIDED, HOWEVER, that nothing contained in this paragraph (d) shall be deemed to constitute a waiver of any remedies of the Borrower against the Issuing Lender in connection with the Letters of Credit.

        (e) LIABILITY OF ISSUING LENDER. Except as otherwise provided herein, the Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for:

                (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

               (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

              (iii) payment by the Issuing Lender against presentment of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit (unless such failure to comply is evident on the face of the draft or certificate and such payment would constitute negligence or willful misconduct by the Issuing Lender); or

               (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including the Issuing Lender's own negligence).

EXCEPT that the Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) the Issuing Lender's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Lender's willful failure to make lawful payment under any Letter of Credit after the presentment to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit.

In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to comply with the terms of the applicable Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary.

        (f) EXISTING LETTERS OF CREDIT. As of the Effective Date, Provident, as Issuing Lender for those Existing Letters of Credit outstanding on the date of this Agreement, shall be deemed to have sold to each other Lender and each other Lender shall be deemed to have purchased from the Issuing Lender with respect to such Existing Letters of Credit, a Pro Rata Share participation in each such Existing Letter of Credit. Provident shall arrange with the Lenders to prorate and ratably distribute to the Lenders the fees previously paid to Provident with respect to such Existing Letters of Credit. Any reissues, replacements or renewals of such Existing Letters of Credit shall be issued by NationsBank (or any successor designated pursuant to Section 8.06) as Issuing Lender, provided, however, that in no event shall the Borrower be required to pay any letter of credit fees for such Existing Letters of Credit or for any reissues or replacements thereof for any periods prior to their current expiry dates.

        Section 2.14. NOTICE OF INCREASED COSTS; LENDER REPLACEMENT. Each Lender seeking compensation pursuant to Sections 2.06(c), 2.07(d), 2.09(a), 2.09(b), 2.09(c) or 2.11 shall deliver the notices required by such Sections as promptly as practicable, and in any event within 90 days after it becomes aware thereof and determines to request compensation provided that, except as set forth in the immediately succeeding sentence of this Section 2.14, the failure on the part of any Lender to demand compensation under such Sections shall not constitute a waiver of such Lender's rights under such Sections. Notwithstanding the provisions of Sections 2.06(c), 2.07(d), 2.09(a), 2.09(b), 2.09(c) or 2.11 of
this Agreement and the other provisions of this Section 2.14, the Borrower shall have no obligation to pay to any Lender (including the Issuing Lender and the Agents) any compensation described in such Sections to the extent any such compensation relates to any period which is more than 90 days prior to the date such Lender delivers to the Borrower the notice or notices required by any such Section or Sections, unless reasonably promptly following the date such Lender became aware of the event or occurrence which results in such Lender's right to receive such compensation under such Section or Sections of this Agreement such Lender gave written notice thereof to the Borrower. To the extent requested by Borrower and not inconsistent with the Lender requesting compensation, such Lender shall use reasonable efforts and take such actions as are reasonably appropriate if as a result thereof the additional moneys which would otherwise be required to be paid to such Lender pursuant to such Sections would be materially reduced, or the illegality or other adverse circumstances which would otherwise require a Conversion would cease to exist, and in each case if, as determined by such Lender in its sole discretion, the taking of such actions would not have any cost to such Lender and would not adversely affect the Advances made by such Lender. In the event any Lender shall give any notice to the Borrower or the Administrative Agent pursuant to Sections 2.01(b), 2.06(c), 2.07(d), 2.09(a), 2.09(b), 2.09(c) or 2.11, the Borrower may give notice to such Lender (with a copy to the Administrative Agent) that it wishes to seek one or more Eligible Assignees (which may be one or more of the Lenders) to assume the Commitment of such Lender and to purchase its Pro Rata Share of the Obligations and its Note. Each Lender delivering a notice pursuant to the foregoing Sections agrees to sell, without recourse, its Commitment, and its Pro Rata Share of the Obligations and its Note to any such Eligible Assignee for an amount equal to the sum of the outstanding principal amount of and accrued interest on the Advances owing to such Lender plus all fees and other amounts owing to such Lender under the Credit Documents (including, without limitation, any compensation owing to such Lender pursuant to the foregoing Sections) until the date such Commitment, Note and amounts are purchased, whereupon such Lender shall have no further Commitment or other obligation to the Borrower under this Agreement or any other Credit Document and such Eligible Assignee shall thereupon be substituted in its place as a "Lender" hereunder.

                                   ARTICLE III

                              CONDITIONS OF LENDING

        Section 3.01. CONDITIONS PRECEDENT TO INITIAL BORROWINGS AND ISSUANCE OF LETTERS OF CREDIT. The obligation of each Lender to make its initial Advance as part of the initial Borrowing and of the Issuing Lender to issue the initial Letters of Credit is subject to the conditions precedent that:

        (a) DOCUMENTATION. On or before the day on which the initial Borrowing is made or the initial Letters of Credit are issued, the Documentation Agent shall have received the following, duly executed by all the parties thereto, in form and substance satisfactory to the Documentation Agent and the Lenders, and (except for the Notes) in sufficient copies for each Lender:

               (i) this Agreement and all attached Exhibits and Schedules, and the Notes payable to the order of each of the Lenders, respectively, and their respective fee letters;

              (ii) a Guaranty executed by each of the Borrower's Subsidiaries;

             (iii) a certificate from the President or Chief Financial Officer of the Borrower dated as of the Effective Date stating that upon the consummation of the Offering: (A) all representations and warranties of the Borrower set forth in this Agreement and the other Credit Documents are true and correct in all material respects; (B) no Default has occurred and is continuing; (C) the conditions in this Section 3.01 have been met; and (D) none of the terms of the Offering Documents have been amended, restated, waived or otherwise modified in any manner materially adverse to the Lenders since the date of this Agreement;

                (iv) true copies of each of the Offering Documents and related documents filed with the Securities and Exchange Commission;

              (v) (A) certified copies of (I) the resolutions of the Board of Directors of the Borrower and each of its Subsidiaries approving this Agreement, the Notes, and the other Credit Documents, (II) the articles or certificate of incorporation and bylaws of the Borrower and each of its Subsidiaries, and (III) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, and the other Credit Documents, and (B) certificates of good standing, existence and authority for each of the Borrower and each of its Subsidiaries;

             (vi) a certificate of the Secretary or an Assistant Secretary of the Borrower and each of its Subsidiaries dated as of the date of this Agreement certifying the names and true signatures of those officers of the Borrower and each of its Subsidiaries who are authorized to sign this Agreement, the Notes, Notices of Borrowing, Notices of Conversion or Continuation and the other Credit Documents; and

            (vii) a favorable opinion of Snell & Smith, A Professional Corporation, counsel to the Borrower and its Subsidiaries, dated as of the Effective Date and substantially in the form of the attached Exhibit G.

        (b) OFFERING. On or before the day on which the initial Borrowing is made and the initial Letters of Credit are issued, the Offering shall have been consummated resulting in the Borrower's receiving net proceeds, after the payment of all transaction costs and all other fees and expenses related to the Offering not previously paid, of at least $40,000,000.

        (c) NO MATERIAL ADVERSE CHANGE. No event or events which, individually or in the aggregate has had or is reasonably likely to cause a Material Adverse Change, shall have occurred.

        (d) PAYMENT OF FEES. On the date of this Agreement, the Borrower shall have paid the fees required by paragraph (b) of Section 2.03 which are payable as of such date and all costs and expenses which have been invoiced and are payable pursuant to Section 9.04.

        (e) NO DEFAULT. No Default shall have occurred and be continuing or would result from such Borrowing or from the application of the proceeds therefrom or from the issuance, increase or extension of such Letters of Credit.

        (f) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Article IV hereof and in the Guaranty shall be true and correct in all material respects on and as of the Effective Date before and after giving effect to the initial Borrowing and to the application of the proceeds from such Borrowing or to the issuance, increase or extension of the initial Letters of Credit, as though made on and as of such date.

        (g) TERMINATION OF CERTAIN EXISTING DEBT. The Documentation Agent and the Lenders shall have received sufficient evidence indicating that (i) the Borrower's obligations owing to the Existing Lenders have been repaid with the proceeds of the Offering, other cash available to the Borrower, and the initial Advances (to the extent required), and (ii) all commitments or obligations under the Existing Loan Documents have been terminated. Additionally, the Documentation Agent shall have received duly executed originals of one or more termination agreements among the Borrower and each Existing Lender in form and substance satisfactory to the Documentation Agent representing that all obligations under the Existing Loan Documents have been repaid and requiring that each such Existing Lender execute such documentation as is necessary to release all Liens, if any, existing with respect to the obligations under the Existing Loan Documents. In addition, the Agents shall have received copies of all lien searches necessary to reflect Borrower's compliance with Section 6.01.

        (h) NO MATERIAL LITIGATION. No legal or regulatory action or proceeding shall have commenced and then be continuing against the Borrower or any of its Subsidiaries since the date of this Agreement which could reasonably be expected to cause a Material Adverse Change.

        Section 3.02. CONDITIONS PRECEDENT TO EACH BORROWING. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) and of the Issuing Lender to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the issuance, increase, or extension of such Letter of Credit:

        (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or the issuance, increase, or extension of such Letter of Credit such statements are true):

               (i) the representations and warranties contained in Article IV and in the Guaranty are correct in all material respects on and as of the date of such Borrowing or the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date, except for such representations and warranties which, by their nature, are made as of a specific date, which shall continue to be correct in all material respects as of such specific date; and

              (ii) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom or from the issuance, increase or extension of such Letter of Credit; and

        (b) the Documentation Agent shall have received such other approvals or documents deemed necessary by any Lender as a result of circumstances beyond the control of such Lender occurring after the date of this Agreement, as any Lender through the Documentation Agent may reasonably request.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants as follows:

        Section 4.01. CORPORATE EXISTENCE; SUBSIDIARIES. The Borrower is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to cause a Material Adverse Change. Each Subsidiary of the Borrower is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to cause a Material Adverse Change. The Borrower has no Subsidiaries on the date of this Agreement other than the Subsidiaries listed on the attached Schedule 4.01, and Schedule 4.01 lists the jurisdiction of incorporation and the address of the principal office of each such Subsidiary existing on the date of this Agreement.

        Section 4.02. CORPORATE POWER. The execution, delivery, and performance by the Borrower of this Agreement, the Notes, and the other Credit Documents to which it is a party, and by the Subsidiaries of the Borrower of the Guaranty and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower's and its Subsidiaries' respective corporate powers, (b) have been duly authorized by all necessary corporate action required on their part, (c) do not contravene (i) the Borrower's or its Subsidiaries' certificate or articles, as the case may be, of incorporation or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower or its Subsidiaries (other than restrictions contained in the Existing Loan Documents, which will be terminated simultaneously with the making of the initial Advances and the application of the proceeds of such Advances), and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing, such Borrowing and the use of the proceeds of such Borrowing will be within the Borrower's corporate powers, will have been duly authorized by all necessary corporate action, (a) will not contravene (i) the Borrower's certificate of incorporation or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower and
(b) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

        Section 4.03. AUTHORIZATION AND APPROVALS. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement, the Notes, or the other Credit Documents to which the Borrower is a party or by each of Subsidiaries of the Borrower of its Guaranty or the consummation of the transactions contemplated thereby. At the time of each Borrowing, no further authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or the use of the proceeds of such Borrowing.

        Section 4.04. ENFORCEABLE OBLIGATIONS. This Agreement, the Notes, and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the Guaranty has been duly executed and delivered by the Subsidiaries of the Borrower. Each Credit Document is the legal, valid, and binding obligation of the Borrower and each of its Subsidiaries which is a party to it, enforceable against the Borrower and each of its Subsidiaries in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and by general principles of equity.

        Section 4.05. HISTORICAL FINANCIAL STATEMENTS. The Historical Financial Statements, copies of which have been furnished to each Lender, fairly present, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as of December 31, 1994 and 1995 and June 30, 1996 and the consolidated results of their operations and their cash flows for the three years in the period ended December 31, 1995 and the six months in the period ended June 30, 1996, in conformity with GAAP. Since June 30, 1996, no Material Adverse Change has occurred.

        Section 4.06. TRUE AND COMPLETE DISCLOSURE. All factual information (excluding projections, estimates and pro forma financial information) heretofore or contemporaneously furnished by the Borrower or any of its Subsidiaries in writing to the Agents for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby is (taken as a whole) true and accurate in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading as of the date of this Agreement. All projections, estimates, and pro forma financial information furnished by the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

        Section 4.07. LITIGATION. There is no pending or, to the Knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, Governmental Agency or arbitrator, which could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Credit Document.

        Section 4.08. USE OF PROCEEDS. The proceeds of Advances and the Letters of Credit will be used by the Borrower for general corporate purposes including, but not limited to, Acquisitions. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation G, T, U or X.

        Section 4.09. INVESTMENT COMPANY ACT. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        Section 4.10. PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "Subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "Subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        Section 4.11. TAXES. Proper and accurate (in all material respects) federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower, its Subsidiaries or any member of the Controlled Group (hereafter collectively called the "Tax Group") have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed and where the failure to file would cause a Material Adverse Change, and all taxes (which are material in amount) and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings. Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions. Proper and accurate amounts have been withheld by the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law. Timely payment of all material sales and use taxes required by applicable law have been made by the Borrower and all other members of the Tax Group. The amounts shown on all tax returns to be due and payable have been paid in full or adequate provision therefor is included on the books of the appropriate member of the Tax Group.

        Section 4.12. PENSION PLANS. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. No "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. Neither the Borrower nor any of its Subsidiaries has any Multiemployer Plans. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(a) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

        Section 4.13. CONDITION OF PROPERTY; CASUALTIES. The material Properties used or to be used in the continuing operations of the Borrower and each of its Subsidiaries are in the condition required to adequately service the function for which such Properties are used. Since June 30, 1996, neither the business nor the material Properties of the Borrower and each of its Subsidiaries, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

        Section 4.14. INSURANCE. The Borrower and each of its Subsidiaries carry insurance with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses.

        Section 4.15. NO BURDENSOME RESTRICTIONS; NO DEFAULTS. Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which could reasonably be expected to cause a Material Adverse Change (other than restrictions contained in the Existing Loan Agreements, which will be terminated simultaneous with the making of the initial Advances and the application of the proceeds of such Advances). Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease or other instrument to which the Borrower or any of its Subsidiaries is a party and which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of its Subsidiaries has received any notice of default under any contract, agreement, lease or other instrument to which the Borrower or any such Subsidiary is a party. No Default has occurred and is continuing.

        Section 4.16. ENVIRONMENTAL CONDITION.

        (a) PERMITS, ETC. The Borrower and its Subsidiaries (i) have obtained all Environmental Permits required by Governmental Authorities necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) to the Borrower's Knowledge, have been and are in compliance with all terms and conditions of such Environmental Permits, if any, and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim.

        (b) CERTAIN LIABILITIES. Except as set forth on Schedule 4.16(b), to the Borrower's Knowledge, none of the present or previously owned or operated Properties of the Borrower or of any of its present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located, which could reasonably be expected to have a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

        (c) CERTAIN ACTIONS. Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project taken by the Borrower, or its present or former Subsidiaries on any of their presently or formerly owned or operated Properties and (ii) the present and, to the Borrower's Knowledge, future liability, if any, of the Borrower and its Subsidiaries which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

        Section 4.17. PERMITS, LICENSES, ETC. The Borrower and its Subsidiaries possess all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are necessary and material to the conduct of their businesses. To the Borrower's Knowledge, the Borrower and its Subsidiaries manage and operate their business in all material respects in accordance with all applicable Legal Requirements and standard industry practices.

        Section 4.18. FUNDED DEBT; LIENS. As of the date hereof, neither Borrower nor any of its Subsidiaries is subject to any Funded Debt, except for
(i) Funded Debt disclosed on the Borrower's consolidated balance sheet at June 30, 1996 included within the Historical Financial Statements, (ii) Funded Debt incurred since the date of such balance sheet with Provident under Existing Loan Documents, which will be terminated as described in Section 3.01(g) and (iii) obligations under agreements not to compete. As of the date hereof, none of the respective assets or Properties of the Borrower or any of its Subsidiaries is subject to any Liens, other than those which would constitute Permitted Liens under Section 6.01.

        Section 4.19. DIRECT BENEFIT FROM BORROWINGS. The Borrower and each of its Subsidiaries has received, or, upon the execution and funding thereof, will receive (i) direct benefit from the making and execution of this Agreement and the other Credit Documents to which each of them is a party, and (ii) fair and independent consideration for the entry into, and performance of, this Agreement and the other Credit Documents to which each of them is a party.

        Section 4.20. CHIEF EXECUTIVE OFFICE. As of the date of this Agreement, the chief executive office of the Borrower is the address set forth in SECTION
9.02 hereof.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

        So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment hereunder, the Borrower agrees, unless the Majority Lenders shall otherwise consent in writing, to comply with the following covenants.

        Section 5.01. COMPLIANCE WITH LAWS, ETC. The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all Legal Requirements. Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Subsidiaries do business; PROVIDED, however, that this Section 5.01 shall not prevent the Borrower, or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings.

        Section 5.02. MAINTENANCE OF INSURANCE. The Borrower will maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or any such Subsidiary operates, provided that Borrower or any such Subsidiary may self insure with respect to health, medical and related insurance in the manner in effect on the date of this Agreement or in a manner which does not materially increase the aggregate loss exposure of Borrower and its Subsidiaries.

        Section 5.03. PRESERVATION OF CORPORATE EXISTENCE, ETC. The Borrower will preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change; PROVIDED, HOWEVER, that nothing herein contained shall prevent (i) any transaction permitted by Section 6.04, or (ii) the dissolution, liquidation or termination of existence of any Subsidiary of Borrower, provided that all of the Property of any such Subsidiary is transferred to Borrower or another Subsidiary of Borrower.

        Section 5.04. PAYMENT OF TAXES, ETC. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount prior to the date on which penalties attach thereto and
(b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; PROVIDED, HOWEVER, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

        Section 5.05. VISITATION RIGHTS. At any reasonable time and from time-to-time, upon reasonable notice, the Borrower will, and will cause its Subsidiaries to, permit each Agent and any Lender or any of its agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the properties of, the Borrower and any such Subsidiary, and (b) discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers or directors. The Borrower shall pay all reasonable expenses in connection with such visits and inspections; PROVIDED, HOWEVER, that, the Borrower shall not be obligated to pay travel and hotel expenses incurred by representatives of either Agent or any Lender in connection with inspections or visits made before the occurrence of an Event of Default.

        Section 5.06. REPORTING REQUIREMENTS. The Borrower will furnish to the Agents and each Lender:

        (a) DEFAULTS. As soon as possible and in any event within 5 days after the occurrence of each Default known to a Responsible Officer of the Borrower which is continuing on the date of such statement, a written statement of the Chief Financial Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;

        (b) OTHER DEFAULTS. As soon as possible and in any event within 15 days after the occurrence of each default known to a Responsible Officer of the Borrower which is continuing on the date of such statement, a written statement of the Chief Financial Officer of the Borrower setting forth the details of any material default under or with respect to any contract, agreement, lease or other instrument to which the Borrower or any of its Subsidiaries is a party and which requires the payment by the Borrower or any of its Subsidiaries of an aggregate amount equal to or exceeding $250,000 and the actions which the Borrower has taken and proposes to take with respect thereto;

        (c) QUARTERLY FINANCIALS. As soon as available and in any event not later than 45 days after the end of each of the fiscal quarters of the Borrower, the consolidated balance sheets of Borrower and its Subsidiaries as of the end of such quarter and the consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous year and ending with the end of such quarter, all in reasonable detail and duly certified with respect to such consolidated statements (subject to year-end audit adjustments and the absence of footnotes) by the Chief Financial Officer of the Borrower on behalf of the Borrower as having been prepared in accordance with GAAP, together with a Compliance Certificate executed by the Chief Financial Officer of the Borrower;

        (d) ANNUAL FINANCIALS. As soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case certified by Arthur Andersen LLP or other independent certified public accountants of recognized standing reasonably acceptable to the Documentation Agent and including any management letters delivered by such accountants to the Borrower in connection with such audit together with an unqualified opinion and a certificate of such accounting firm to the Lenders stating that, in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, together with a Compliance Certificate executed by the Chief Financial Officer of the Borrower;

        (e) SECURITIES LAW FILINGS. Promptly and in any event within 15 days after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower or any of its Subsidiaries sends to or files with the United States Securities and Exchange Commission;

        (f) TERMINATION EVENTS. As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Borrower or any of its Affiliates knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such Affiliate proposes to take with respect thereto;

        (g) TERMINATION OF PLANS. Promptly and in any event within 5 Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

        (h) OTHER ERISA NOTICES. Promptly and in any event within 5 Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

        (i) ENVIRONMENTAL NOTICES. A copy of any form of written notice, summons or citation, promptly upon the receipt thereof by the Borrower or any of its Subsidiaries, if received from the Environmental Protection Agency or any other Governmental Authority or, upon a Responsible Officer having Knowledge of the receipt thereof by the Borrower or any of its Subsidiaries, if received from any other Person, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose any liability therefor, (ii) any action or omission on the part of the Borrower or any of its present or former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of any liability therefor, including without limitation any notice of potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower, its present or former Subsidiaries, or any of their leased or owned Property, wherever located;

        (j) OTHER GOVERNMENTAL NOTICES. Promptly and in any event within 5 Business Days after receipt thereof by the Borrower or any Subsidiary, a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, or Agreement with any Governmental Authority;

        (k) MATERIAL CHANGES. Prompt written notice of any condition or event of which the Borrower has Knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any material term, condition, or covenant of any contract to which the Borrower or any of its Subsidiaries is a party or by which they or their properties may be bound and which is material to the business of the Borrower and its Subsidiaries, taken as a whole;

        (l) PENDING OR THREATENED LITIGATION. Prompt written notice of any pending or, to the Knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, Governmental Agency or arbitrator, if the amount asserted in such action or proceeding against the Borrower or any of its Subsidiaries equals or exceeds $250,000, or if no amount is asserted, the Borrower reasonably believes, after any consultation with its attorneys or other advisors, as the Borrower deems appropriate, to involve an amount against the Borrower or any of its Subsidiaries equal to or exceeding $250,000 and, on or before January 31 and July 31 of each fiscal year of the Borrower, a list of any and all pending or, to the Knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, Governmental Agency or arbitrator as of January 1 and July 1 of such fiscal year;

        (m) DISPUTES, ETC. Prompt written notice of any claims, proceedings, or disputes, or to the Knowledge of the Borrower threatened, or affecting the Borrower, or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower has Knowledge resulting in or reasonably considered to be likely to result in a general labor strike against the Borrower or any of its Subsidiaries; and

        (n) QUALIFIED PREFERRED STOCKHOLDERS. Promptly following each issuance of Qualified Preferred Stock, a list of the names, addresses, fax numbers (if available) and number of shares of Qualified Preferred Stock acquired by each Person in such issuance.

        (o) OTHER INFORMATION. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, or any of its Subsidiaries, as any Lender through the Documentation Agent may from time-to-time reasonably request.

        Section 5.07. MAINTENANCE OF PROPERTY. Borrower shall, and shall cause each of its Subsidiaries to, maintain their owned, leased, or operated Property, equipment, buildings and fixtures necessary for the operation of their business in good condition (ordinary wear and tear excepted) and shall make all repairs necessary to maintain such condition; and shall abstain, and cause each of its Subsidiaries to abstain from and not knowingly or willfully permit the commission of waste or other injury, destruction or loss of natural resources, or the occurrence of pollution, contamination or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities, the costs of which would substantially exceed the accrual established by Borrower or by any of its Subsidiaries for those purposes.

        Section 5.08. NEW SUBSIDIARIES. Upon Borrower's formation or acquisition of any new Subsidiary, the Borrower shall cause such Subsidiary to promptly execute and deliver to the Documentation Agent a Joinder Agreement with such modifications thereto as the Administrative Agent may reasonably request for the purpose of joining such Subsidiary as a party to the Guaranty. In connection therewith, the Borrower shall provide corporate documentation and, if requested by either Agent, opinion letters reasonably satisfactory to the Agents reflecting the corporate status of such Subsidiary and the enforceability of such Joinder Agreement.

        Section 5.09. MAINTENANCE OF TRUST RESERVES AND TRUST ACCOUNTS. The Borrower shall set aside, and shall cause its Subsidiaries to set aside, where appropriate, in the appropriate Trust Accounts, all applicable Trust Reserves at the time such funds are received by the Borrower or any of its Subsidiaries, and Borrower shall, and shall cause its Subsidiaries to, establish and maintain all of the funding obligations of each of the Trust Accounts in accordance with applicable Legal Requirements and the provisions set forth herein and in the other Credit Documents.

        Section 5.10. MAINTENANCE OF TRUST BALANCE. Borrower shall comply, and shall cause its Subsidiaries to comply, with all merchandise, perpetual care and other trusting requirements imposed on the Borrower or any of its Subsidiaries by any and all applicable states having jurisdiction thereof, as in effect on the date hereof ("EXISTING TRUSTING LAWS"). If, however, the monetary trusting provisions of the laws of the applicable state are amended during the term of this Agreement ("AMENDED TRUSTING LAWS"), the Borrower agrees that it will trust or cause to be trusted, and will cause its Subsidiaries to trust or cause to be trusted, in accordance with the provisions of Existing Trusting Laws or the Amended Trusting Laws, whichever requires the Borrower or any such Subsidiary to place greater amounts in trust, unless otherwise agreed to by the Majority Lenders.

        Section 5.11. HAZARDOUS SUBSTANCES. (a) The Borrower shall keep and maintain, and shall cause its Subsidiaries to keep and maintain, the Properties owned or leased by them in compliance in all material respects with, and shall not cause or permit any of the Properties owned or leased by them to be in violation of, any Environmental Law on, under or about their Properties, including but not limited to soil and ground water conditions. Neither the Borrower nor any of its Subsidiaries shall, except in compliance in all material respects with Environmental Law, use, generate, manufacture, store or dispose of, on, under or about its properties or transport to or from their properties any Hazardous Substances.

        (b) The Borrower shall remove, and shall cause its Subsidiaries to remove, (i) any Hazardous Substances from any of their Properties and (ii) any underground storage tanks, underground storage facilities or the like from any of their Properties in accordance with applicable Legal Requirements (or if removal is prohibited by law, to take whatever action is required by applicable Requirements) within 60 days after discovery or generation thereof with respect to (i) above and within 30 days of discovery thereof with respect to (ii) above, at the sole expense of the Borrower and its Subsidiaries. The Borrower will establish and implement, and will cause its Subsidiaries to establish and implement, such procedures as may be necessary to determine and assure that all of their Properties and operations thereof and thereon are in material compliance with Environmental Law. The Borrower will promptly notify the Administrative Agent and each Lender in writing of any existing, pending or threatened action, investigation or inquiry by any governmental authority in connection with any Environmental Law or the existence of any underground storage tanks, underground storage facilities or the like.

        (c) Other than as provided herein, neither the Borrower nor any of its Subsidiaries will permit any underground storage tanks, underground storage facilities or the like, whether actively in use, inactive or filled, to exist in or on any of their Properties whether now owned or hereafter acquired.

        (d) (i) Notwithstanding the foregoing, with respect to any underground storage tank at a location for an Acquisition permitted by Section 6.07, in which the existence and nature of such underground storage tank has been fully disclosed to the Agents, the Borrower or any of its Subsidiaries may maintain such underground storage tank, PROVIDED, HOWEVER, that no more than once a year the Borrower shall, at the request of the Administrative Agent, cause the following to be done:

               (1) test such underground storage tank for structural integrity, including, without limitation, tightness, such test to be performed by a certified environmental testing entity, satisfactory to the Administrative Agent; and

               (2) deliver a report regarding the findings of such test to the Administrative Agent and each Lender.

        (ii) If the results of any test as described above indicates any such underground storage tank is not tight, such tank shall be removed as soon as practicable, soil samples taken and whatever remedial action necessary to lawfully remove the underground storage tank and restore the property to a safe condition and the Borrower shall promptly cause to be delivered to the Administrative Agent and each Lender all reports and information generated by any Person with respect to such circumstances.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

        So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit remain outstanding, or any Lender shall have any Commitment, the Borrower agrees, unless the Majority Lenders otherwise consent in writing, to comply with the following covenants.

        Section 6.01. LIENS, ETC. The Borrower will not create, assume, incur or suffer to exist, or permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume or suffer to exist
Liens:

        (a)    securing the Obligations;

        (b) for taxes, assessments or governmental charges or levies on Property of the Borrower or any of its Subsidiaries to the extent not required to be paid pursuant to Sections 5.01 and 5.04;

        (c) imposed by law, such as landlords', carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days and which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower and its Subsidiaries in accordance with GAAP;

        (d) arising in the ordinary course of business out of pledges or deposits under workers' compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower or any of its Subsidiaries;

        (e) existing on Property acquired by the Borrower or any of its Subsidiaries prior to its acquisition of such Property or existing on Property of a newly acquired Subsidiary prior to the Borrower's or any other Subsidiary's acquisition of stock of such newly acquired Subsidiary; PROVIDED, HOWEVER, that the aggregate principal amount of the indebtedness secured by the Liens permitted by this paragraph (e) shall not, when combined with the aggregate principal amount of indebtedness secured by Liens permitted by paragraph (f) of this Section 6.01, exceed $1,000,000;

        (f) in connection with any Acquisition permitted under Section 6.07 hereof, purchase money liens or purchase money security interests upon or in any Property acquired or held by the Borrower or any of its Subsidiaries to secure the purchase price of such Property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such Property, PROVIDED that the aggregate principal amount of the indebtedness secured by the Liens permitted by this paragraph (f) shall not, when combined with the aggregate principal amount of indebtedness secured by Liens permitted by paragraph (e) of this Section 6.01, exceed $1,000,000;

        (g) Liens, if any, existing in connection with the obligations owing to Existing Lenders, which Liens are being terminated simultaneous with the making of the initial Advances and the application of the proceeds of such Advances; PROVIDED, HOWEVER, that, all filings and recordings reflecting such Liens shall be released within 30 days of the date of this Agreement; and

        (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries.

        Section 6.02. DEBTS, GUARANTIES AND OTHER OBLIGATIONS. (a) The Borrower will not, and will not permit any of its Subsidiaries to, create, assume, suffer to exist or in any manner become or be liable in respect of any Debt except:

        (i)     Debt of the Borrower and its Subsidiaries under the Credit
                Documents;

        (ii) intercompany indebtedness owed between any Subsidiary of the Borrower and the Borrower, PROVIDED that the payment of such indebtedness is subordinate to the payment of the Obligations pursuant to Section 3.2 of the Guaranty or otherwise in a manner satisfactory to the Agents;

        (iii) reimbursement obligations arising under letters of credit supporting obligations under Existing Preferred Stock, provided that (i) the aggregate amount of such Debt does not exceed $8,272,250, (ii) such letters of credit by their terms provide that they expire upon consummation of the Offering, and (iii) such letters of credit are surrendered for cancellation within 30 days after the Effective Date; and

        (iv) Debt of the Borrower (in addition to Debt described in paragraphs (i) through (iii) above), provided that the aggregate outstanding principal amount of such Debt does not exceed 20% of the Borrower's Net Worth at any time on or after the date on which such Debt is incurred.

        (b) The Borrower will not, and will not permit any of its Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of any trade payables or other current operating liabilities more than 90 days past due, except for such trade payables or other current operating liabilities which (i) are being contested in good faith by appropriate proceedings and adequate reserves therefor have been established and reflected in the financial statements of such Person in accordance with GAAP, or (ii) do not exceed $100,000 in the aggregate outstanding at any time.

        (c) The Borrower will not, and will not permit any of its Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of obligations with respect to any swap, hedge, cap, collar, or similar arrangement providing for the exchange of risks related to price changes in any commodity ("Derivatives"), including money, other than Derivative used by such Person in such Person's business operations in aggregate notional quantities not to exceed the reasonably anticipated consumption of such Person of the underlying commodity for the relevant period, but no Derivatives which are speculative in nature.

        (d) The Borrower will not, and will not permit any of its Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of any obligations with respect to guaranties or like assurances of payment or performance other than (i) those incurred in the ordinary course of business, (ii) those described in clause (e) of the definition of Debt; PROVIDED, HOWEVER, that (A) the Borrower or any of the Subsidiaries shall be permitted to create, assume, suffer to exist, or in any manner become or be liable in respect of any obligations with respect to guaranties or like assurances of payment or performance in respect of any of the obligations or liabilities of any of the Subsidiaries permitted hereunder and (B) any of the Subsidiaries shall be permitted to create, assume, suffer to exist, or in any manner become or be liable in respect of any obligations with respect to guaranties or like assurances of payment or performance in respect of any of the obligations and liabilities of the Borrower permitted hereunder.

        Section 6.03. AGREEMENTS RESTRICTING LIENS AND DISTRIBUTIONS. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any agreement (other than a Credit Document) which (a) except with respect to specific Property encumbered to secure payment of Debt related to such Property, imposes restrictions upon the creation or assumption of any Lien upon its Properties, revenues or assets, whether now owned or hereafter acquired or (b) limits Restricted Payments to or any advance by any of the Borrower's Subsidiaries to the Borrower.

        Section 6.04. MERGER OR CONSOLIDATION; ASSET SALES. The Borrower will not, and will not permit any of its Subsidiaries to:

        (a) merge or consolidate with or into any other Person, except (i) that the Borrower may merge with any of its Subsidiaries and any of the Borrower's Subsidiaries may merge with another of the Borrower's Subsidiaries, PROVIDED that immediately after giving effect to any such proposed transaction no Default would exist and in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (ii) for mergers and consolidations consummated in connection with Acquisitions permitted under
Section 6.07 hereof, provided that the surviving corporation is the Borrower or one of its Subsidiaries (or, contemporaneously with such consummation, will become one of its Subsidiaries), or in connection with the disposition of the Borrower's Subsidiaries that, if structured as the disposition of Property, would be permitted under paragraph (b) below; or

        (b) sell, lease, transfer, or otherwise dispose of any of its Property, except (i) for sales of funeral merchandise, cemetery property, mausoleum spaces and related merchandise, and other inventory and Property of the Borrower and its Subsidiaries in the ordinary course of business, (ii) sales of assets outside the ordinary course of business in an aggregate amount for any fiscal year not to exceed $1,000,000, and (iii) sales, leases, transfers and dispositions between the Borrower and its Subsidiaries or between or among one or more Subsidiaries of the Borrower.

        Section 6.05. RESTRICTED PAYMENTS; ISSUANCE OF PREFERRED STOCK.

        (a) The Borrower will not make or pay any Restricted Payment other than
(i) payments of dividends on and redemptions of Existing Preferred Stock, (ii) payments of dividends on Qualified Preferred Stock permitted under paragraph (b) below, and (iii) repurchases of Common Stock in an amount not to exceed $500,000 in any fiscal year of the Borrower. In no event shall Borrower make or declare any Restricted Payment during the existence of an Event of Default or if the making of such Restricted Payment would cause an Event of Default.

        (b) The Borrower will not issue any Redeemable Preferred Stock, other than (i) Existing Preferred Stock that is not outstanding on the Effective Date, or (ii) Qualified Preferred Stock, PROVIDED that the maximum aggregate redemption price for all Qualified Preferred Stock which may be outstanding at any time under this clause (ii) shall not exceed $50,000,000.

        Section 6.06. INVESTMENTS; LINES OF BUSINESS. (a) The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist any loans, advances or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, except the following:

        (i)    as shown on the attached Schedule 6.06;

        (ii) the purchase of Liquid Investments or the making of Acquisitions permitted by Section 6.07;

        (iii) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

        (iv) ordinary course of business contributions, loans or advances to, or investments in, (A) a direct or indirect Subsidiary of the Borrower, or (B) the Borrower;

        (v) investments not covered by clauses (i) through (iv) above in an aggregate amount not to exceed at any time $1,000,000; and

        (vi) investments in or by any perpetual care trust, merchandise trust, preneed trust, preconstruction trust or other trust arrangements established by the Borrower or any of its Subsidiaries in accordance with applicable laws, regulations and interpretations.

        (b) The Borrower will not, and will not permit its Subsidiaries, taken as a whole together with the Borrower, to, change the character of the business (other than to a type of business reasonably related to the business) as conducted by the Borrower and its Subsidiaries, taken as a whole, on the date of this Agreement or engage in any type of business not reasonably related to such business as presently and normally conducted.

        Section 6.07. ACQUISITIONS. The Borrower will not, and will not permit any of its Subsidiaries to, make an Acquisition in a transaction or related series of transactions unless:

        (a) such Acquisition would not, after giving effect thereto, result in a Default;

        (b)    such Acquisition is a Core Acquisition;

        (c) the amount of the consideration paid or contributed for such Acquisition (including all cash paid and Property contributed for such Acquisition, the amount of any liabilities (including unfunded Pre-need Obligations) assumed, and Deferred Purchase Price, but excluding the value of any Common Stock or any preferred stock (including, but not limited to, Redeemable Preferred Stock) that is not prohibited by Section 6.05 of this Agreement, of the Borrower or its Subsidiaries transferred or issued as consideration for such Acquisition), does not, at the time of the making of such Acquisition, exceed 20% of the Borrower's Net Worth as reflected on (i) the most recent financial statements of the Borrower delivered to the Lenders pursuant to
Section 5.06(b) or (ii) any certificate delivered by the Borrower to the Agents setting forth, in reasonable detail, a calculation of the Borrower's Net Worth as of time of making such Acquisition; and

        (d) the Property to be acquired in connection with such Acquisition is in compliance with Environmental Law and the Borrower, at its expense, shall have conducted such affirmative due diligence concerning the environmental condition of such Property (which may include environmental questionnaires or independent site assessments) as shall be warranted by such Property.

        Section 6.08. CAPITAL EXPENDITURES. Neither Borrower nor any of its Subsidiaries will make or commit to make any expenditure in respect of the purchase or construction or other acquisition (excluding any deemed purchases allocable to Acquisitions) of fixed or capital assets except to the extent that the aggregate amount of all such expenditures during any fiscal year does not exceed $2,500,000.

        Section 6.09. AFFILIATE TRANSACTIONS. Except as expressly permitted elsewhere in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, make, directly or indirectly: (a) any investment in any Affiliate (other than a Subsidiary of the Borrower); (b) any transfer, sale, lease, assignment or other disposal of any assets to any such Affiliate or any purchase or acquisition of assets from any such Affiliate; or (c) any arrangement or other transaction directly or indirectly with or for the benefit of an such Affiliate (including without limitation, guaranties and assumptions of obligations of an Affiliate); PROVIDED, HOWEVER, that the Borrower and its Subsidiaries may enter into any arrangement or other transaction with any such Affiliate providing for the leasing of property, the making of Acquisitions permitted under Section 6.07 hereof, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration which it would obtain in a comparable arm's length transaction with a Person not such an Affiliate.

        Section 6.10. COMPLIANCE WITH ERISA. The Borrower will not, and will not permit any of its Subsidiaries to, (a) terminate any Plan so as to result in any material (in the opinion of the Majority Lenders) liability of the Borrower or any of its Subsidiaries to the PBGC, unless the Plan was in effect prior to consummation of an Acquisition permitted under Section 6.07 hereof to which the Plan relates, the Borrower or applicable Subsidiary has been fully indemnified in respect of any such liability and the Borrower has reasonably assured itself of adequate capital, offset or security for such indemnity or (b) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Majority Lenders) risk of such a termination by the PBGC of any Plan.

        Section 6.11. MAINTENANCE OF OWNERSHIP OF SUBSIDIARIES. Except as permitted by Sections 5.03 and 6.04, the Borrower will not, and will not permit any of its Subsidiaries to, sell or otherwise dispose of any shares of capital stock of any of its Subsidiaries or permit any of its Subsidiaries to issue, sell or otherwise dispose of any shares of its capital stock or the capital stock of any of the its Subsidiaries, except that, where required by applicable law, up to 20% of the outstanding stock of any of the Borrower's Subsidiaries may be issued to and held by employees of the Borrower or any such Subsidiary who are licensed funeral directors, PROVIDED, HOWEVER, that all of such stock held by such employees does not constitute Voting Securities.

        Section 6.12. TRUST FUNDS. Without the prior written consent of the Majority Lenders or as otherwise required by applicable Legal Requirement, Borrower will not withdraw or otherwise remove, and will cause all of its Subsidiaries not to withdraw or otherwise remove, any monies or other assets (whether principal, interest or other earnings) from any merchandise, service or other trust fund or trust account except for the purpose of providing the merchandise or services which are intended to be provided out of such trust fund or trust account.

        Section 6.13. SETTLEMENT OF LITIGATION. Without prior written notice to the Lenders, Borrower will not, and will cause all of its Subsidiaries not to, settle or compromise, during any fiscal year of the Borrower, any threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, Governmental Agency or arbitrator, if the amount of the proposed settlement or compromise required to be paid by the Borrower or any of its Subsidiaries (excluding any amounts to be paid or to be reimbursed to the Borrower or any of its Subsidiaries from any insurance proceeds), together with the amount of all settlements and compromises (excluding any amounts paid or to be reimbursed to the Borrower or any of its Subsidiaries from any insurance proceeds) previously paid by the Borrower or any of its Subsidiaries during such fiscal year of the Borrower, exceeds $500,000.

        Section 6.14. FIXED CHARGE COVERAGE RATIO. The Borrower will not permit its Fixed Charge Coverage Ratio to be less than 1.15 to 1.00 as of the last day of any of its fiscal quarters, commencing with the fiscal quarter ending December 31, 1996.

        Section 6.15. LEVERAGE RATIO. The Borrower will not permit at any time the ratio of (a) its total Funded Debt to (b) its Net Worth plus its total Funded Debt to be greater than .55 to 1.00.

        Section 6.16. NET WORTH. The Borrower will not permit its Net Worth, at any time after the date on which Borrower has received the proceeds of the Offering and applied such proceeds to the repayment of Funded Debt obligations to the Existing Lenders ("Offering Closing Date"), to be less than an amount equal to the Borrower's Net Worth on the Offering Closing Date MINUS $3,000,000, such amount increased, as of the last day of each fiscal quarter ending after the Offering Closing Date, by (a) 75% of Borrower's Net Income in each fiscal quarter in which Borrower had positive Net Income after the Offering Closing Date, and (b) 100% of the net proceeds received by Borrower from offerings of its equity securities after the Offering Closing Date.

        Section 6.17. CASH FLOW LEVERAGE RATIO. The Borrower will not permit its Cash Flow Leverage Ratio to be more than 3.50 to 1.00 as of December 31, 1996 and as of the last day of each fiscal quarter thereafter.

                                   ARTICLE VII

                                    REMEDIES

        Section 7.01. EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an "Event of Default" under any Credit Document:

        (a) PAYMENT. The Borrower shall fail to pay any principal of any Note or any Reimbursement Obligation when the same becomes due and payable, or any interest on any Note or any fee or other amount payable hereunder or under any other Credit Document, within 5 Business Days after the same becomes due and payable;

        (b) REPRESENTATION AND WARRANTIES. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, (ii) by the Borrower (or any of its Responsible Officers) in connection with this Agreement or any other Credit Document, or (iii) by any of the Borrower's Subsidiaries in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;

        (c) COVENANT BREACHES. (i) The Borrower shall (A) fail to perform or observe any covenant contained in Section 5.01, 5.02, 5.05, 5.06, 5.07, 5.08, or
Article VI of this Agreement or (B) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Credit Document which is not covered by clause (i)(A) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days after the earlier of written notice of such default shall have been given to the Borrower by the Administrative Agent or any Lender or the Borrower's Knowledge of such default or (ii) any of the Borrower's Subsidiaries shall fail to perform or observe any covenant contained in the Guaranty (after any applicable grace period);

        (d) CROSS-DEFAULTS. (i) The Borrower or any its Subsidiaries shall fail to pay any principal of or premium or interest on its Debt (but excluding Debt constituting Obligations under the Credit Documents) which is outstanding in an amount of at least (A) with respect to Debt which constitutes Deferred Purchase Price, $2,000,000 individually or when aggregated with all other Debt of the Borrower or its Subsidiaries which constitutes Deferred Purchase Price and is so in default; or (B) with respect to any other Debt, $500,000 individually or when aggregated with all such other Debt of the Borrower or its Subsidiaries so in default, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to the Debt specified in clause (i)(A) or (B) of this paragraph (d) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or (iii) any Debt specified in clause (i)(A) or (B) of this paragraph (d) shall properly be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; and in any such event, if (in the case of Debt constituting Deferred Purchase Price only) such default is not cured in full within ten (10) business days thereafter;

        (e) INSOLVENCY. (i) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any such Subsidiary, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or (iii) the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (e), except for any of the foregoing events affecting any of the Borrower's Subsidiaries which is not reasonably likely to cause a Material Adverse Change;

        (f) JUDGMENTS. One or more judgments or orders for the payment of money in excess of $500,000 in the aggregate (after giving effect to insurance proceeds, if any, received or to be received by the Borrower or any of its Subsidiaries) shall be rendered against the Borrower or any of its Subsidiaries and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

        (g) TERMINATION EVENTS. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, (i) such Termination Event shall not have been corrected and (ii) the then present value of such Plan's vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $500,000 (or in the case of a Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount);

        (h) PLAN WITHDRAWALS. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $500,000;

        (i) GUARANTY. Any material provision of the Guaranty shall for any reason cease to be valid and binding on any applicable Subsidiary of the Borrower or the applicable Subsidiary of the Borrower shall so state in writing; or

        (j) CHANGE OF CONTROL. (i) As a result of one or more transactions after the date of this Agreement, any "person" or related persons constituting a "group" of persons shall have "beneficial ownership" of more than 20% of the total voting power of all classes then outstanding of Voting Securities of the Borrower (all within the meaning of Section 13(d) or 14(d), as applicable, of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder), provided that the relationships among the respective shareholders of the Borrower on the date of this Agreement shall not be deemed to constitute all or any combination of them as a "group" or (ii) individuals who, at the beginning of any period of 12 consecutive months, constitute the Borrower's board of directors (together with any new director whose election by the Borrower's board of directors or whose nomination for election by the Borrower's stockholders entitled to vote thereon was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the Borrower's board of directors then in office.

        Section 7.02. OPTIONAL ACCELERATION OF MATURITY. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event:

        (a) the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances and the obligation of the Issuing Lender to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Notes, all interest thereon, the Letter of Credit Obligations, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, all such Letter of Credit Obligations and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are (unless otherwise provided for herein) hereby expressly waived by the Borrower; and

        (b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, either deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time, or cause to be issued and delivered to the Issuing Lender a standby letter of credit of the type described in Section 2.13(a).

        Section 7.03. AUTOMATIC ACCELERATION OF MATURITY. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

        (a) the obligation of each Lender to make Advances and the obligation of the Issuing Lender to issue, increase, or extend Letters of Credit shall immediately and automatically be terminated and the Notes, all interest on the Notes, all Letter of Credit Obligations, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are (unless otherwise provided for herein) hereby expressly waived by the Borrower and

        (b) the Borrower shall either deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time, or cause to be issued and delivered to the Issuing Lender a standby letter of credit of the type described in Section 2.13(a).

        Section 7.04. CASH COLLATERAL ACCOUNT.

        (a) If at any time the Borrower is required to deposit funds in the Cash Collateral Account and the same has not been administratively established, the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent's standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and confirm the Administrative Agent a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

        (b) During the existence of any Event of Default, funds held in the Cash Collateral Account shall be held as cash collateral for Obligations with respect to Letters of Credit and promptly applied by the Administrative Agent to any reimbursement or other Obligations arising under the Letter of Credit Documents. To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure, the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Obligations or (B) apply such surplus funds to any Obligations. Upon cure of all Events of Default, the Administrative Agent shall release to the Borrower at the Borrower's written request any funds held in the Cash Collateral Account.

        (c) Funds held in the Cash Collateral Account shall be invested in money market funds of the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

        Section 7.05. NON-EXCLUSIVITY OF REMEDIES. No remedy conferred upon the Administrative Agent is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

        Section 7.06. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender to or for the credit or the account of the Borrower (other than deposits specifically maintained to support Pre-need Obligations) against any and all of the Obligations of the Borrower now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand, and although such obligations may be unmatured. The Administrative Agent and each Lender agrees to promptly notify the Borrower after any such set-off and application made by the Administrative Agent or such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

                                  ARTICLE VIII

                        THE AGENTS AND THE ISSUING LENDER

        Section 8.01. AUTHORIZATION AND ACTION. Each Lender hereby appoints and authorizes each Agent to take such action as agent on behalf of such Lender and to exercise such powers under this Agreement as are delegated to each such Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Notes), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders (or all the Lenders where unanimity is required), and such instructions shall be binding upon all Lenders and all holders of the Notes; PROVIDED, HOWEVER, that neither Agent shall be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable law.

        Section 8.02. AGENTS' RELIANCE, ETC. Neither Agent nor any of such Agent's directors, officers, agents or employees shall be liable for any action taken or omitted to be taken (including such Agent's own negligence) by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of the Borrower or its Subsidiaries or to inspect the property (including the books and records) of the Borrower or its Subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

        Section 8.03. THE AGENTS AND THEIR AFFILIATES. With respect to its Commitment, the Advances made by it and the Note issued to it, each Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent hereunder. The term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include each Agent in its individual capacity. The Agents and their Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if each such Agent were not an agent hereunder and without any duty to account therefor to the Lenders.

        Section 8.04. LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on the financial statements referred to in Section 4.05 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

        Section 8.05. INDEMNIFICATION. THE LENDERS SEVERALLY AGREE TO INDEMNIFY EACH AGENT AND THE ISSUING LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH AGENT AND THE ISSUING LENDER IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY SUCH AGENT OR THE ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH AGENT'S AND THE ISSUING LENDER'S OWN NEGLIGENCE), PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH AGENT'S OR THE ISSUING LENDER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE EACH AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY SUCH AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT SUCH AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY THE BORROWER.

        Section 8.06. SUCCESSOR AGENTS AND ISSUING LENDER. Either Agent or the Issuing Lender may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with cause by the Majority Lenders upon receipt of written notice from the Majority Lenders to such effect. Upon receipt of notice of any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent or Issuing Lender with, if no Default exists, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Agent or Issuing Lender shall have been so appointed by the Majority Lenders with the consent of the Borrower, if required, and shall have accepted such appointment, within 30 days after the retiring Agent's or Issuing Lender's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent or Issuing Lender, then the retiring Agent or Issuing Lender may, on behalf of the Lenders and the Borrower, appoint a successor Agent or Issuing Lender, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 and, in the case of the Issuing Lender, a Lender. Upon the acceptance of any appointment as Agent or Issuing Lender by a successor Agent or Issuing Lender, such successor Agent or Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent or Issuing Lender, and the retiring Agent or Issuing Lender shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit. After any retiring Agent's or Issuing Lender's resignation or removal hereunder as Agent or Issuing Lender, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Issuing Lender under this Agreement and the other Credit Documents.

                                   ARTICLE IX

                                  MISCELLANEOUS

        Section 9.01. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01 or 3.02, (b) increase the Commitments of the Lenders, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) amend Section 2.01(b),
Section 2.12, Section 2.13(a) or this Section 9.01, (f) release the Guaranty or any guarantor thereunder (other than the release of a guarantor which is one of the Borrower's Subsidiaries in connection with the sale or transfer thereof, whether by sale of stock, merger, consolidation or otherwise, to the extent permitted under this Agreement), or (g) amend the definitions of "Majority Lenders" and "Maturity Date"; and PROVIDED, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, Documentation Agent or the Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent, the Documentation Agent or the Issuing Lender, as the case may be, under this Agreement or any other Credit Document.

        Section 9.02. NOTICES, ETC. All notices and other communications shall be in writing (including telecopy, telegraphic or telex) and mailed, telecopied, telegraphed, telexed, hand delivered or delivered by a nationally recognized overnight courier, if to the Borrower, at its address at 1300 Post Oak Blvd., Suite 1500, Houston, Texas 77056, Attention: Mr. Melvin C. Payne (telecopy:
(713) 556-7401; telephone: (713) 556-7400), with a copy to: Mr. W. Christopher Schaeper, Snell & Smith, A Professional Corporation, 1000 Louisiana, Suite 3650, Houston, Texas 77002 (telecopy: (713) 651-8010; telephone (713) 652-3300; if to any Lender at its Domestic Lending Office specified opposite its name on
Schedule 1 or pursuant to Section 2.10(b); if to the Administrative Agent or the Issuing Lender, at its address at 700 Louisiana, 7th Floor, Houston, Texas 77002, Attention: Mr. Albert L. Welch (telecopy: (713) 247-7175; telephone:
(713) 247-6631); and, if to the Documentation Agent, at its address at P.O. Box 130548, Houston, Texas 77219, Attention: Mr. Daniel M. Chong (telecopy: (713) 525-9005; telephone: (713) 525-5520); or, as to each party, at such other address or teletransmission number as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed, hand delivered or delivered, be effective three days after deposited in the mails, telecopy transmission is completed, delivered to the telegraph company, confirmed by telex answer-back or, if hand delivered or delivered by a courier, when received, respectively, except that notices and communications to the Administrative Agent pursuant to
Article II or VIII shall not be effective until received by the Administrative Agent.

        Section 9.03. NO WAIVER; REMEDIES. No failure on the part of any Lender, either Agent, or the Issuing Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        Section 9.04. COSTS AND EXPENSES. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agents (including the reasonable fees and expenses of their legal counsel) in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other Credit Documents including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for such Agent and with respect to advising each Agent as to its rights and responsibilities under this Agreement, and all reasonable out-of-pocket costs and expenses, if any, of the Agents, the Issuing Lender, and each Lender (including, without limitation, reasonable counsel fees and expenses of the Agents, the Issuing Lender, and each Lender) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other Credit Documents.

        Section 9.05. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower and the Agents, and when the Agents shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agents, the Issuing Lender, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

        Section 9.06. LENDER ASSIGNMENTS AND PARTICIPATIONS.

        (a) ASSIGNMENTS. Any Lender may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, the Note held by it, and the participation interest in the Letter of Credit Obligations held by it); PROVIDED, HOWEVER, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of such Lender's rights and obligations under this Agreement, (ii) the amount of the Commitment, Advances, and Letter of Credit Exposure of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be, if to an entity other than a Lender, not less than $5,000,000 and shall be an integral multiple of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Note subject to such assignment, and (v) each Eligible Assignee (other than the Eligible Assignee of the Administrative Agent) shall pay to the Administrative Agent a $3,000 administrative fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but all indemnification provisions contained herein shall continue to inure for the benefit of such departing Lender with respect to matters arising during the period such Lender was a party hereto).

        (b) TERM OF ASSIGNMENTS. By executing and delivering an Assignment and Acceptance, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Subsidiaries or the performance or observance by the Borrower or its Subsidiaries of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.05 (or its most recently furnished financial statements pursuant to Section 5.06) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon either Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agents by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

        (c) THE REGISTER. The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents, the Issuing Lender, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

        (d) PROCEDURES. Upon its receipt of an Assignment and Acceptance executed by a Lender and an Eligible Assignee, together with the Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, with its own attorney's fees being its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if such Lender has retained any Commitment hereunder, a new Note to the order of such Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit C.

        (e) PARTICIPATIONS. Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, its participation interest in the Letter of Credit Obligations, and the Notes held by it); PROVIDED, HOWEVER, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Agents, and the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and (v) such Lender shall not require the participant's consent to any matter under this Agreement, except for change in the principal amount of the Notes, reductions in fees or interest, or extending the Maturity Date. The Borrower hereby agrees that participants shall have the same rights under Sections 2.08, 2.09, 2.11(c), and 9.07 as a Lender to the extent of their respective participations.

        (f) CONFIDENTIALITY. Each Lender may furnish any information concerning the Borrower and its Subsidiaries in the possession of such Lender from time-to-time to assignees and participants (including prospective assignees and participants); PROVIDED that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to the Borrower and its Subsidiaries received by it from such Lender. Such Lender shall, upon the Borrower's request, deliver a signed copy of any such confidentiality agreement to the Borrower.

        Section 9.07. INDEMNIFICATION. THE BORROWER SHALL INDEMNIFY THE AGENTS, THE LENDERS, THE ISSUING LENDER, AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM, AND DISCHARGE, RELEASE, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS OR DAMAGES TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, CLAIMS OR DAMAGES ARISE OUT OF OR RESULT FROM (I) ANY ACTUAL OR PROPOSED USE BY THE BORROWER OR ANY AFFILIATE OF THE BORROWER OF THE PROCEEDS OF ANY ADVANCE, (II) ANY BREACH BY THE BORROWER OF ANY PROVISION OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, (III) ANY INVESTIGATION, LITIGATION OR OTHER PROCEEDING (INCLUDING ANY THREATENED INVESTIGATION OR PROCEEDING) RELATING TO THE FOREGOING, OR (IV) ANY ENVIRONMENTAL CLAIM OR REQUIREMENT OF ENVIRONMENTAL LAWS CONCERNING OR RELATING TO THE PRESENT OR PREVIOUSLY OWNED OR OPERATED PROPERTIES, OR THE OPERATIONS OR BUSINESS, OF THE BORROWER OR ANY OF ITS SUBSIDIARIES, INCLUDING WITHOUT LIMITATION THOSE MATTERS SET FORTH IN SCHEDULES 4.16(A) AND (B), AND THE BORROWER SHALL REIMBURSE THE AGENTS, THE ISSUING LENDER, AND EACH LENDER, AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, UPON DEMAND FOR ANY REASONABLE OUT-OF-POCKET EXPENSES (INCLUDING LEGAL FEES) INCURRED IN CONNECTION WITH ANY SUCH INVESTIGATION, LITIGATION OR OTHER PROCEEDING; AND EXPRESSLY INCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSE INCURRED BY REASON OF THE PERSON BEING INDEMNIFIED'S OWN NEGLIGENCE, BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES INCURRED BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED.

        Section 9.08. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        Section 9.09. SURVIVAL OF REPRESENTATIONS, ETC. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender's right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.08, 2.09, 2.11(c), and 9.07 shall survive any termination of this Agreement and repayment in full of the Obligations.

        Section 9.10. SEVERABILITY. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

        Section 9.11. BUSINESS LOANS. The Borrower warrants and represents that the Loans evidenced by the Notes are and shall be for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One ("Chapter One") of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the "indicated rate ceiling" (as such term is defined in Chapter One) from time to time in effect.

        Section 9.12. USURY NOT INTENDED. It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of Texas and the United States of America from time to time in effect. In furtherance thereof, each Lender and the

Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate applicable to such Lender and that for purposes hereof "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate applicable to such Lender, then such excess shall be deemed to be a mistake and such Lender shall credit the same on the principal of its Note (or if such Note shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes are accelerated by reason of any election of the Majority Lenders resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration to any Lender that constitutes interest may never include more than the Maximum Rate for such Lender and excess interest, if any, provided for in this Agreement or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on its Note (or, if its Note shall have been paid in full, refunded to the Borrower of such interest). The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith. In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate applicable to a Lender, the Borrower and such Lender shall to the maximum extent permitted under applicable law give effect to Section 2.06(d) and amortize, prorate, allocate and spread in equal parts during the period of the full stated term of its Note all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations.

        Section 9.13. GOVERNING LAW. This Agreement, the Notes and the other Credit Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Borrower and each Lender agree that the provisions of TEX. REV. CIV. STA. ANN. Art. 5069-15.1 ET SEQ. Vernon (1987), as amended (regulating certain revolving credit loans and revolving tri-party accounts) shall not apply to the Credit Documents.

        THE BORROWER, THE LENDERS, THE ISSUING LENDER AND THE AGENTS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

        PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A CREDIT AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE CREDIT AGREEMENT EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY'S AUTHORIZED REPRESENTATIVE.

        THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN CREDIT AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE CREDIT AGREEMENT. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

        THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

        EXECUTED as of the 13th day of August, 1996.

                                            BORROWER:

                                            CARRIAGE SERVICES, INC.


                                        By:
                                           Mark W. Duffey, Executive Vice
                                           President and Chief Financial Officer

COMMITMENT:                         LENDERS:

$25,000,000                                 NATIONSBANK OF TEXAS, N.A., as
                                              Administrative Agent and as Lender


                                            By:
                                                   Albert L. Welch
                                                   Vice President


$40,000,000                                 PROVIDENT SERVICES, INC., as
                                              Documentation Agent and as Lender


                                            By:
                                                   Daniel M. Chong
                                                   Vice President


$10,000,000                                 BANK ONE, TEXAS, N.A.


                                            By:
                                                   H. Gale Smith
                                                   Vice President



$75,000,000                         TOTAL COMMITMENTS

                                                                       EXHIBIT A
                                                                              TO
                                                                CREDIT AGREEMENT

                                     FORM OF
                            ASSIGNMENT AND ACCEPTANCE

                          Dated ________________, 19__

        Reference is made to the Credit Agreement dated as of August 13, 1996 (as the same may be amended, modified or supplemented from time to time, the "Credit Agreement") among Carriage Services, Inc., a Delaware corporation ("Borrower"), the Lenders named therein, NationsBank of Texas, N.A., as Administrative Agent for the Lenders, and Provident Services, Inc., as Documentation Agent for the Lenders. Capitalized terms not otherwise defined in this Assignment and Acceptance shall have the meanings assigned to them in the Credit Agreement.

        Pursuant to the terms of the Credit Agreement, ______________ wishes to assign and delegate ___%(1) of its rights and obligations under the Credit Agreement. Therefore, _________________ ("Assignor"), _______________
("Assignee"), and the Administrative Agent agree as follows:

        1. The Assignor hereby sells and assigns and delegates to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor and without representation or warranty except for the representations and warranties specifically set forth in clauses (i) and (ii) of paragraph 2 below, a ___% interest in and to all of the Assignor's rights and obligations under the Credit Agreement and the other Credit Documents as of the Effective Date (as defined below), including, without limitation, such percentage interest in the Assignor's Commitment, the Advances owing to the Assignor, and the Note held by the Assignor.

        2. The Assignor (i) represents and warrants that, prior to executing this Assignment and Acceptance, its Commitment is $___________, the aggregate outstanding principal amount of Advances owed to it by the Borrower is $___________, and its Pro Rata Share of the Letter of Credit Exposure is $___________; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Credit Agreement or any other Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Guarantor or the performance or observance by the Borrower or any Guarantor of any of its obligations under the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant thereto; and (v) attaches the Note referred to in paragraph 1 above and requests that the Administrative Agent exchange such Note for [a new Note dated ____________, 19__ in the principal amount of $____________ payable to the order of the Assignee, a new Note dated ____________, 19__ in the principal amount of $____________ payable to the order of Assignor].

- ------------------
(1) Specify percentage in no more than 5 decimal points.

         3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in
Section 4.05 thereof (or its most recently furnished financial statements pursuant to Section 5.06 thereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or the Documentation Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Credit Document; (iii) appoints and authorizes each of the Administrative Agent and the Documentation Agent to take such action as agents on Assignee's behalf and to exercise such powers under the Credit Agreement and any other Credit Document as are delegated to each such Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Credit Document are required to be performed by it as a Lender; (v) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof; (vi) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and the Notes or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty(2), and (vii) represents that it is an Eligible Assignee.

         4. The effective date for this Assignment and Acceptance shall be ________________ (the "Effective Date")(3) and following the execution of this Assignment and Acceptance, the Administrative Agent will record it in the Register.

         5. Upon such recording, and as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement for all purposes, and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
- -----------------
(2)If the Assignee is organized under the laws of a jurisdiction outside the United States.

(3)See Section 9.06. Such date shall be at least three Business Days after the execution of this Assignment and Acceptance.

         6. Upon such recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, and commitment fees) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

        7. This Assignment and Acceptance shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

         The parties hereto have caused this Assignment and Acceptance to be duly executed as of the date first above written.

                                            [ASSIGNOR]


                                            By:
                                                 Name:
                                                 Title:

                                            Address:


                                            Attention:  ___________________
                                            Telecopy No: (XXX) XXX-XXXX


                                            [ASSIGNEE]
                                            Domestic Lending Office


                                            By:
                                                 Name:
                                                 Title:

                                            Address:



                                            Attention:_____________________
                                            Telecopy No:  (XXX) XXX-XXXX

                                            Eurodollar Lending Office


                                            By:
                                                 Name:
                                                 Title:

                                            Address:


                                            NATIONSBANK OF TEXAS, N.A.,
                                              as Administrative Agent for Itself
                                              and the Lenders


                                            By:
                                                 Name:
                                                 Title:

                                            Address:  700 Louisiana
                                                       7th Floor
                                                       Houston, Texas 77002


                                            Attention:  Mr. Albert L. Welch
                                            Telecopy No: (713) 247-7175



CONSENTED TO
this _____ day of _____________, 19__

CARRIAGE SERVICES, INC.


By:
Name:
Title:

                                                                       EXHIBIT B
                                                                              TO
                                                                CREDIT AGREEMENT

                                    GUARANTY

                    (Subsidiaries of Carriage Services, Inc.)

        This Guaranty dated as of August 13, 1996 ("Agreement"), is made by the undersigned subsidiaries (individually a "Guarantor" and collectively, the "Guarantors") of CARRIAGE SERVICES, INC., Delaware corporation ("Borrower"), in favor of NationsBank of Texas, N.A., in its capacity as administrative agent ("Administrative Agent") for certain financial institutions which are or may become parties to the Credit Agreement described below.

                                  INTRODUCTION

        This Guaranty is given in connection with the Credit Agreement dated as of August 13, 1996 (as modified from time to time, the "Credit Agreement"), among Borrower, certain financial institutions which are or may become parties thereto (collectively, the "Lenders"), Provident Services, Inc., as documentation agent (the "Documentation Agent"), and the Administrative Agent, the defined terms of which are used herein unless otherwise defined herein. It is a condition precedent to the effectiveness of the Credit Agreement that the Guarantors execute and deliver this Guaranty to the Administrative Agent. Each Guarantor is a Subsidiary of the Borrower. Because each Guarantor receives and, as a result of its ownership by the Borrower, expects to continue to receive financial and management support from the Borrower, each Guarantor will obtain substantial benefit from the extensions of credit expected to be made to the Borrower under the Credit Agreement.

        Therefore, to induce the Administrative Agent, the Documentation Agent and the Lenders to enter into the Credit Agreement, the Guarantors jointly and severally agree with the Administrative Agent as follows:

Section 1. GUARANTY. The Guarantors irrevocably and jointly and severally guarantee to the Administrative Agent the full payment when due of (a) all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Borrower to the Administrative Agent, the Documentation Agent and the Lenders under the terms of the Credit Agreement and the other Credit Documents, including amounts owed under the terms of the Credit Agreement and the other Credit Documents for which the Borrower has obtained relief under bankruptcy or other laws providing for relief from creditors, and
(b) any increases, extensions, and rearrangements of the foregoing obligations under any amendments, supplements, and other modifications of the documents and agreements creating the foregoing obligations (collectively, the "Guaranteed Obligations"). This is a guaranty of payment and not merely a guaranty of collection, and each Guarantor is liable as a primary obligor. If any of the Guaranteed Obligations are not punctually paid when due, whether by maturity, acceleration, or otherwise, and the Administrative Agent shall notify any Guarantor of such default and make demand for payment hereunder, such Guarantor shall immediately pay to the Administrative Agent the full amount of the Guaranteed Obligations which are due and payable. Each Guarantor shall make each payment to the Administrative Agent in U.S. Dollars in immediately available funds as directed by the Administrative Agent. The Administrative Agent is hereby authorized at any time following any demand for payment hereunder to set off and apply any indebtedness owed by the Administrative Agent to any Guarantor against any and all of the obligations of such Guarantor under this Guaranty. The Administrative Agent agrees to promptly notify such Guarantor after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application.


Section 2.     GUARANTY ABSOLUTE.

        2.1 This Guaranty shall be deemed accepted by the Administrative Agent upon receipt, and the obligations of the Guarantors under this Guaranty are effective immediately and are continuing and cover all Guaranteed Obligations arising prior to and after the date hereof. This Guaranty may not be revoked by any Guarantor and shall continue to be effective with respect to Guaranteed Obligations arising or created after any attempted revocation by any Guarantor.

        2.2 Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Agreement and the other Credit Documents, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. Each Guarantor agrees that such Guarantor's obligations under this Guaranty shall not be released, diminished or impaired by, and waives any rights which such Guarantor might otherwise have which relate to:

               (a) Any lack of validity or enforceability of the Guaranteed Obligations, any Credit Document, or any other agreement or instrument relating thereto; any increase, reduction, extension, or rearrangement of the Guaranteed Obligations; any amendment, supplement, or other modification of the Credit Documents; any waiver or consent granted under the Credit Documents, including waivers of the payment and performance of the Guaranteed Obligations; or any sale, assignment, delegation, or other transfer of the Guaranteed Obligations or the Credit Documents;

               (b) Any grant of any security or support for the Guaranteed Obligations or any impairment of any security or support for the Guaranteed Obligations, including any full or partial release, exchange, subordination, or waste of any collateral for the Guaranteed Obligations or any full or partial release of the Borrower, any Guarantor, or any other Person liable for the payment or performance of the Guaranteed Obligations; any change in the organization or structure of the Borrower, any Guarantor, or any other Person liable for the payment or performance of the Guaranteed Obligations; or the insolvency, bankruptcy, liquidation, or dissolution of the Borrower, any Guarantor, or any other Person liable for the payment or performance of the Guaranteed Obligations;

               (c) The manner of applying payments on the Guaranteed Obligations or the proceeds of any security or support for the Guaranteed Obligations against the Guaranteed Obligations;

               (d) The failure to give notice of the occurrence of any of the events or actions referred to in this Section 2.2, notice of any default or event of default, however denominated, under the Credit Documents, notice of intent to demand, notice of demand, notice of presentment for payment, notice of nonpayment, notice of intent to protest, notice of protest, notice of grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, notice of bringing of action to enforce the payment or performance of the Guaranteed Obligations, notice of any sale or foreclosure of any collateral for the Guaranteed Obligations, notice of any transfer of the Guaranteed Obligations, notice of the financial condition of or other circumstances regarding the Borrower, any Guarantor, or any other Person liable for the Guaranteed Obligations, or any other notice of any kind relating to the Guaranteed Obligations (and the parties intend that no Guarantor shall be considered a "Debtor" as defined in Section 9.105 of the Texas Business and Commerce Code for the purpose of notices required to be given to a Debtor thereunder); or

               (e) Any other action taken or omitted which affects the Guaranteed Obligations, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof. It is the unambiguous and unequivocal intention of each Guarantor that such Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not particularly described herein.

        2.3 This Guaranty shall continue to be effective or be reinstated, as the case may be, if any payment on the Guaranteed Obligations must be refunded for any reason including any bankruptcy proceeding. In the event that the Administrative Agent or any Lender must refund any payment received against the Guaranteed Obligations, any prior release from the terms of this Guaranty given to any Guarantor by the Administrative Agent shall be without effect, and this Guaranty shall be reinstated in full force and effect. It is the intention of each Guarantor that such Guarantor's obligations hereunder shall not be discharged except by final payment of the Guaranteed Obligations.

        2.4 With respect to each Guarantor, such Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of the Borrower, the other Guarantors, and any other Person liable for the payment or performance of the Guaranteed Obligations and is familiar with the value of the security and support for the payment and performance of the Guaranteed Obligations. As of the date hereof, assuming each of the transactions contemplated by the Credit Documents is consummated and the Borrower makes full use of the credit facilities thereunder, and taking into account the effect thereof, the present realizable fair market value of the assets of such Guarantor, including the subrogation and contribution claims of such Guarantor under this Guaranty, exceeds the total obligations of such Guarantor, including the fairly discounted value of the Guarantor's contingent obligations under this Guaranty. Such Guarantor is able to realize upon its assets and pay its obligations as such obligations mature in the normal course of business. In consummating the transactions contemplated by the Credit Documents, such Guarantor does not intend to disturb, delay, hinder, or defraud either present or future creditors of such Guarantor.

Section 3.     UNIMPAIRED COLLECTION.

        3.1 There are no conditions precedent to the enforcement of this Guaranty, except as expressly contained herein. It shall not be necessary for the Administrative Agent, in order to enforce payment by any Guarantor under this Guaranty, to show any proof of the Borrower's default, to exhaust the Administrative Agent's remedies against the Borrower, any Guarantor, or any other Person liable for the payment or performance of the Guaranteed Obligations, to enforce any security or support for the payment or performance of the Guaranteed Obligations, or to enforce any other means of obtaining payment or performance of the Guaranteed Obligations. Each Guarantor waives any rights under Chapter 34 of the Texas Business and Commerce Code, Section 17.001 of the Texas Civil Practice and Remedies Code, and Rule 31 of the Texas Rules of Civil Procedure related to the foregoing. Neither the Administrative Agent nor the Lenders shall be required to mitigate damages or take any other action to reduce, collect, or enforce the Guaranteed Obligations.

        3.2 With respect to each Guarantor, all Subordinated Obligations of such Guarantor (as defined below) shall be subordinate and junior in right of payment and collection to the payment and collection in full of all Guaranteed Obligations as described below:

               (a) As used herein, the term "Subordinated Obligations" for such Guarantor means: (i) all present and future indebtedness, liabilities, and obligations of any kind owed by the Borrower, any Guarantor, or any other Person liable for the payment or performance of the Guaranteed Obligations to such Guarantor, including debt obligations, equity obligations, and other contractual obligations requiring payments of any kind to be made to such Guarantor and including any right of subrogation (including any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. ' 509, or under Chapter 34 of the Texas Business and Commerce Code), contribution, indemnification, reimbursement, exoneration, or any right to participate in any claim or remedy of the Administrative Agent against the Borrower, any Guarantor, or any Person liable for the payment or performance of the Guaranteed Obligations, or any collateral which the Administrative Agent now has or may acquire, and (ii) any increases, extensions, and rearrangements of the foregoing obligations under any amendments, supplements, and other modifications of the documents and agreements creating the foregoing obligations.

               (b) Until all Guaranteed Obligations have been irrevocably paid in full (and therefore the payment thereof is no longer subject to being set aside or returned under the law), such Guarantor agrees not to take any legal action to enforce payment of such the Subordinated Obligations of such Guarantor, but this standstill is not intended as a permanent waiver of the subrogation, contribution, indemnification, reimbursement, exoneration, participation, or other rights of such Guarantor nor as a prohibition of intercompany transactions between or among Borrower and any of the Guarantors.

               (c) Upon any receivership, insolvency proceeding, bankruptcy proceeding, assignment for the benefit of creditors, reorganization, arrangement with creditors, dissolution, liquidation, or marshaling of the assets of the Borrower, any Guarantor, or any other Person liable for the payment or performance of the Guaranteed Obligations, all amounts due with respect to the Guaranteed Obligations shall be paid in full before such Guarantor shall be entitled to collect or receive any payment with respect to the Subordinated Obligations of such Guarantor.

               (d) Following notice from the Administrative Agent to the Borrower that an Event of Default exists and that no further payments shall be made on the Subordinated Obligations of such Guarantor, all amounts due with respect to the Guaranteed Obligations shall be paid in full before such Guarantor shall be entitled to collect or receive any payment with respect to the Subordinated Obligations of such Guarantor.

               (e) Any lien, security interest, or assignment securing the repayment of the Subordinated Obligations of such Guarantor shall be fully subordinate to any lien, security interest, or assignment in favor of the Administrative Agent which secures the Guaranteed Obligations. At the request of the Administrative Agent, such Guarantor will take any and all steps necessary to fully evidence the subordination granted hereunder, including amending or terminating financing statements and executing and recording subordinations of liens.

               (f) This is an absolute and irrevocable agreement of subordination and the Administrative Agent may, without notice to such Guarantor, take any action described in Section 2.2 without impairing or releasing the obligations of such Guarantor hereunder.

               (g) Such Guarantor shall not assign or otherwise transfer to any other Person any interest in the Subordinated Obligations of such Guarantor without the prior written permission of the Administrative Agent and unless such Guarantor causes the assignee or other transferee to execute and deliver to the Administrative Agent a subordination agreement in substantially the form of the subordination provisions in this Guaranty.

               (h) If any amount shall be paid to such Guarantor in violation of this Section 3.2, such amount shall be held in trust for the benefit of the Administrative Agent and immediately turned over to the Administrative Agent, with any necessary endorsement, to be applied to the Guaranteed Obligations.

Section 4.     MISCELLANEOUS.

        4.1 Each Guarantor hereby affirms and shall comply with the representations, warranties, and covenants made by the Borrower in the Credit Agreement to the extent that such representations, warranties, and covenants are applicable to such Guarantor, including all of the covenants in Article V and
Article VI of the Credit Agreement.

        4.2 Each Guarantor shall pay to the Administrative Agent on demand
(a) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, and amendment of this Guaranty and the other Credit Documents to which such Guarantor is a party, including the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect to advising the Administrative Agent as to its rights and responsibilities under this Guaranty and the Credit Documents to which such Guarantor is a party, and
(b) all costs and expenses of the Administrative Agent in connection with the preservation or enforcement of the Administrative Agent's rights under this Guaranty and the other Credit Documents to which such Guarantor is a party, whether through negotiations, legal proceedings, or otherwise, including fees and expenses of counsel for the Administrative Agent. The provisions of this paragraph shall survive any purported termination of this Guaranty and the Credit Documents that does not expressly reference this paragraph.

        4.3 Each Guarantor agrees to protect, defend, indemnify, and hold harmless the Administrative Agent, each Lender, and each of their respective Related Parties (collectively, the "Indemnified Parties"), from and against all demands, claims, actions, suits, damages, judgments, fines, penalties, liabilities, and costs and expenses, including reasonable costs of attorneys and related costs of experts such as accountants (collectively, the "Indemnified Liabilities"), actually incurred by the Indemnified Parties which are related to any litigation or proceeding relating to this Guaranty, the Credit Documents, or the transactions contemplated thereunder, INCLUDING INDEMNIFIED LIABILITIES CAUSED BY ANY INDEMNIFIED PARTIES' OWN NEGLIGENCE, but not Indemnified Liabilities which are a result of any Indemnified Parties' gross negligence or willful misconduct or negligence in the handling of money. The provisions of this paragraph shall survive any purported termination of this Guaranty and the Credit Documents that does not expressly reference this paragraph.

        4.4 Each Guarantor agrees that this Guaranty shall be governed by the laws of the State of Texas. If any provision in this Guaranty is held to be unenforceable, such provision shall be severed and the remaining provisions shall remain in full force and effect. All representations, warranties, and covenants of any Guarantor in this Guaranty shall survive the execution of this Guaranty and any other contract or agreement. If a due date for an amount payable is not specified in this Guaranty, the due date shall be the date on which the Administrative Agent demands payment therefor. The Administrative Agent's remedies under this Guaranty and the Credit Documents to which any Guarantor is a party shall be cumulative, and no delay in enforcing this Guaranty and the Credit Documents to which such Guarantor is a party shall act as a waiver of the Administrative Agent's rights thereunder. The provisions of this Guaranty may be waived or amended only in a writing signed by the party against whom enforcement is sought. This Guaranty shall bind and inure to the benefit of each Guarantor and the Administrative Agent and their respective successors and assigns. Each Guarantor may not assign its rights or delegate its duties under this Guaranty. The Administrative Agent may assign its rights and delegate its duties under this Guaranty in accordance with the terms of the Credit Agreement. This Guaranty may be executed in multiple counterparts each of which shall constitute one and the same agreement. Unless otherwise specified, all notices and other communications between such Guarantor and the Administrative Agent provided for in this Guaranty and the Credit Documents to which such Guarantor is a party shall be in writing, including telecopy, and delivered or transmitted to the addresses set forth below, or to such other address as shall be designated by such Guarantor or the Administrative Agent in written notice to the other party. Notice sent by telecopy shall be deemed to be given and received when receipt of such transmission is acknowledged, and delivered notice shall be deemed to be given and received when receipted for by, or actually received by, an authorized officer of such Guarantor or the Administrative Agent, as the case may be.

If to any Guarantor:

        c/o Carriage Services, Inc.
        1300 Post Oak Blvd., Suite 1500
        Houston, Texas  77056
        Attn:  Mr. Melvin C. Payne
        telephone: (713) 556-7400
        telecopier: (713) 556-7401

If to the Administrative Agent:

        NationsBank of Texas, N.A.,
             as Administrative Agent under the Credit Agreement dated as of August 13, 1996, among Carriage Services, Inc., the Documentation Agent and the Lenders thereto
        700 Louisiana, 7th Floor
        Houston, Texas 77002
        Attn:  Mr. Albert L. Welch
        telephone: (713) 247-6631
        telecopier: (713) 247-7175

        4.5 Any present or future Subsidiary of the Borrower may become a Guarantor under and a party to this Guaranty by executing and delivering to the Administrative Agent a Joinder Agreement in accordance with Section 5.08 of the Credit Agreement or by otherwise assuming in writing in favor of the Administrative Agent the liabilities of a Guarantor under this Guaranty. Upon execution and delivery of a Joinder Agreement or otherwise assuming the liabilities of a Guarantor under this Guaranty such Subsidiary shall be deemed to be a Guarantor under this Guaranty and a party to this Guaranty for all purposes hereunder.

THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

        EXECUTED as of the date first above written.






                                            MARK W. DUFFEY, Executive Vice
                                            President for and on behalf of each
                                            of CARRIAGE FUNERAL HOLDINGS, INC.,
                                            CFS FUNERAL SERVICES, INC., CARRIAGE
                                            HOLDING COMPANY, INC., CARRIAGE
                                            FUNERAL SERVICES OF MICHIGAN, INC.,
                                            CARRIAGE FUNERAL SERVICES OF OHIO,
                                            INC., CFS FUNERAL SERVICES OF OHIO,
                                            INC.,THE LUSK FUNERAL HOME,
                                            INCORPORATED, JAMES E. DRAKE FUNERAL
                                            HOME, INC., HENNESSY-BAGNOLI FUNERAL
                                            HOME, INC., CARRIAGE FUNERAL
                                            SERVICES OF IDAHO, INC., DWAYNE R.
                                            SPENCE FUNERAL HOME, INC., CARRIAGE
                                            FUNERAL SERVICES OF KENTUCKY, INC.,
                                            CEBALLOS-DIAZ FUNERAL HOME,
                                            INCORPORATED, CARRIAGE FUNERAL
                                            SERVICES OF TEXAS, INC., CARRIAGE
                                            FUNERAL SERVICES OF SOUTH CAROLINA,
                                            INC., CARRIAGE FUNERAL SERVICES OF
                                            CONNECTICUT, INC., PALMS MEMORIAL
                                            PARK, INC., CFS FUNERAL SERVICES OF
                                            CONNECTICUT, INC., CSI FUNERAL
                                            SERVICES OF CONNECTICUT, INC. and
                                            CARRIAGE FUNERAL SERVICES OF
                                            INDIANA, INC.

                                                                       EXHIBIT C
                                                                              TO
                                                                CREDIT AGREEMENT

                                  FORM OF NOTE

US$                              Houston, Texas                  August 13, 1996

        For value received, the undersigned CARRIAGE SERVICES, INC., a Delaware corporation ("Borrower"), hereby promises to pay to the order of _____________ _________________________ ("Lender") the principal amount of ___________________
and ____/100 Dollars (US$__________) or, if less, the aggregate outstanding principal amount of each Advance (as defined in the Credit Agreement referred to below) made by the Lender to the Borrower, together with interest on the unpaid principal amount of each such Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

        This Note is one of the Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of August 13, 1996 (as the same may be amended, modified or supplemented from time to time, the "Credit Agreement"), among the Borrower, the Lenders named therein, NationsBank of Texas, N.A., as Administrative Agent for the Lenders, and Provident Services, Inc., as Documentation Agent for the Lenders. Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Note and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

        Both principal and interest on this Note are payable in lawful money of the United States of America to the Administrative Agent at its office located at 700 Louisiana, 7th Floor, Houston, Texas 77002 (or at such other location or address as may be specified by the Administrative Agent to the Borrower) in same day funds. The Lender shall record all Advances and payments of principal made under this Note, but no failure of the Lender to make such recordings shall affect the Borrower's repayment obligations under this Note.

        Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

        This Note is guaranteed by certain Subsidiaries of the Borrower pursuant to the Guaranty.

        This Note shall be governed by, and construed and enforced in accordance with, the laws of the state of Texas (except that Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15, which regulates certain revolving credit loan accounts shall not apply to this Note).

                                            CARRIAGE SERVICES, INC.


                                         By:
                                      Name:
                                     Title:

                                                                       EXHIBIT D
                                                                              TO
                                                                CREDIT AGREEMENT

                                     FORM OF
                               NOTICE OF BORROWING

                                     [Date]

NationsBank of Texas, N.A.
700 Louisiana, 7th Floor
Houston, Texas 77002

Attention:  Mr. Albert L. Welch

Ladies and Gentlemen:

The undersigned, Carriage Services, Inc., a Delaware corporation ("Borrower"), pursuant to the Credit Agreement dated as of August 13, 1996 (as the same may be amended, modified or supplemented from time to time, the "Credit Agreement," the defined terms of which are used in this Notice of Borrowing unless otherwise defined in this Notice of Borrowing) among the Borrower, the Lenders named therein, NationsBank of Texas, N.A., as Administrative Agent for the Lenders, and Provident Services, Inc., as Documentation Agent for the Lenders, hereby gives the Administrative Agent irrevocable notice pursuant to Section 2.02(a) of the Credit Agreement that Borrower hereby requests a Borrowing, and in connection with that request sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02 (a) of the Credit Agreement:

                (a) The Business Day of the Proposed Borrowing is _____________, 19_____.


                (b) The Proposed Borrowing will be composed of [Base Rate Advances] [Eurodollar Rate Advances].

                (c) The aggregate amount of the Proposed Borrowing is $____________.

                (d) The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is [_____ month[s]].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

            (a) the representations and warranties contained in the Credit Agreement and in the Guaranty are correct in all material respects, before and after giving effect to the Proposed Borrowing and the application of the proceeds therefrom, as though made on the date of the Proposed Borrowing; and

            (b) no Default has occurred and remains uncured, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

                                Very truly yours,

                                         CARRIAGE SERVICES, INC.


                                         By:
                                      Name:
                                     Title:


cc:  Provident Services, Inc.
     P.O. Box 130548
     Houston, Texas  77219
     Attention:  Mr. Daniel M. Chong

                                                                       EXHIBIT E
                                                                              TO
                                                                CREDIT AGREEMENT

                                     FORM OF
                      NOTICE OF CONVERSION OR CONTINUATION

                                     [Date]

NationsBank of Texas, N.A.
700 Louisiana, 7th Floor
Houston, Texas 77002

Attention:  Mr. Albert L. Welch

Ladies and Gentlemen:

The undersigned, Carriage Services, Inc., a Delaware corporation ("Borrower"), pursuant to the Credit Agreement dated as of August 13, 1996 (as the same may be amended or modified from time to time, the "Credit Agreement," the defined terms of which are used in this Notice of Conversion or Continuation unless otherwise defined in this Notice of Conversion or Continuation), among the Borrower, the Lenders named therein, NationsBank of Texas, N.A., as Administrative Agent for the Lenders, and Provident Services, Inc., as Documentation Agent for the Lenders, hereby gives the Administrative Agent irrevocable notice pursuant to
Section 2.02(b) of the Credit Agreement that the undersigned hereby requests a Conversion or continuation of an outstanding Borrowing, and in connection with that request sets forth below the information relating to such Conversion or continuation (the "Proposed Borrowing") as required by Section 2.02(b) of the Credit Agreement:

                (a) The Business Day of the Proposed Borrowing is
        _______________, 19 ____.

                (b) The Proposed Borrowing will be composed of [Base Rate Advances] [Eurodollar Rate Advances].

                (c) The aggregate amount of the Proposed Borrowing to be Converted or continued is $ _______ and consists of [Base Rate Advances] [Eurodollar Rate Advances].

                (d) The Proposed Borrowing consists of [a Conversion to [Base Rate Advances] [Eurodollar Rate Advances]] [a continuation of Eurodollar Rate Advances].

                (e) The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is [____ month[s]].


                                Very truly yours,

                                         CARRIAGE SERVICES, INC.



                                         By:
                                      Name:
                                     Title:


cc:  Provident Services, Inc.
     P.O. Box 130548
     Houston, Texas  77219
     Attention:  Mr. Daniel M. Chong

                                                                       EXHIBIT G
                                                                              TO
                                                                CREDIT AGREEMENT

                                 August 13, 1996

                                To the Lenders on
                               Schedule I, and to

NationsBank of Texas, N.A.,         Provident Services, Inc.,
Administrative Agent                Documentation Agent
700 Louisiana, 7th Floor                    P. O. Box 130548
Houston, Texas 77002                Houston, Texas  77219

           Re: $75,000,000 Revolving Credit Loan (the "Loan") to Carriage
               Services, Inc., a DELAWARE CORPORATION ("BORROWER")

Gentlemen:

               In connection with the Loan, we have acted as counsel to Borrower and its subsidiaries listed on Schedule II hereto (collectively, the "Subsidiaries"), in connection with the Credit Agreement dated as of August 13, 1996 (the "Credit Agreement"), among the Borrower, the lenders named therein ("Lenders"), NationsBank of Texas, N.A., as Administrative Agent for the Lenders ("Administrative Agent"), and Provident Services, Inc., as Documentation Agent for the Lenders ("Documentation Agent").

               This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, assumptions, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the internal laws of the State of Texas, the General Corporation Law of the State of Delaware and applicable federal laws of the United States.

               Except for terms expressly defined in this Opinion Letter, and except for terms used and defined in the Accord, all capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement.

               For purposes of the opinions hereafter expressed, we have examined executed originals (or copies certified to us to our satisfaction) of the following (all dated effective as of August 13, 1996 except as indicated below):

               1.     The Credit Agreement.


                2. Note executed by Borrower payable to (i) NationsBank of Texas, N.A. in the original maximum principal amount of $25,000,000,
        (ii) Provident Services, Inc. in the original maximum principal amount of $40,000,000, and (iii) Bank One Texas, N.A. in the original maximum principal amount of $10,000,000 (collectively, the "Notes").

                3. Guaranty (Subsidiaries of Carriage Services, Inc.) executed by each of the Subsidiaries (the "Guaranty").

                4. Letter Agreement between Borrower and the Administrative Agent, setting forth certain matters relative to fees payable by Borrower to the Administrative Agent (the "Administrative Agent's Letter").

                5. Letter Agreement between Borrower and the Documentation Agent, setting forth certain matters relative to interest, fees and other charges payable by Borrower to the Documentation Agent (the "Documentation Agent's Letter").

        The Credit Agreement, the Notes, the Guaranty, the Administrative Agent's Letter and the Documentation Agent's Letter are hereafter referred to collectively as the "Credit Documents."

               We have also examined the respective Certificates or Articles of Incorporation, bylaws and corporate minutes of Borrower and the Subsidiaries, and such certificates of public officials and certificates of representatives of Borrower and the Subsidiaries as we have deemed necessary, copies of which certificates have been delivered to the Administrative Agent and the Documentation Agent.

               In rendering the opinions hereafter expressed, we have relied on the certificates described above as to certain factual matters contained therein. We have also assumed that all representations and warranties (other than as to the subject matter expressed herein as our opinions) made by each of the parties to the Credit Agreement and the other Credit Documents were and are true, correct and complete.

               Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, and subject to the qualifications, assumptions, and exceptions herein set forth, it is our opinion that:

               (1) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and to conduct its business as now being conducted, and to enter into and perform its obligations under each of the Credit Documents to which it is a party. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of incorporation shown on Schedule II and has the corporate power and authority to own its properties and to conduct its business as now being conducted, and to enter into and perform its obligations under the Guaranty.

               (2) The execution, delivery and performance by Borrower and the Subsidiaries of the Credit Documents to which they are parties have been duly authorized by all necessary corporate action required on their part.

               (3) To our Actual Knowledge after due inquiry, no consent, approval, authorization, or order of or filing with any Tribunal is required for the valid execution and delivery of the Credit Documents by Borrower or any Subsidiary, and the making of the Borrowings pursuant to the Credit Documents, or for the performance by Borrower or any such Subsidiary of its respective obligations under the Credit Documents.

               (4) Each of the Credit Documents to which Borrower or any Subsidiary is a party is enforceable against Borrower and each such Subsidiary, as the case may be.

               (5) The execution, delivery, and performance by Borrower and the Subsidiaries of the Credit Documents to which any of them is a party, and the making of the Borrowings by Borrower pursuant to the Credit Documents, do not violate, result in a breach of, or constitute a default under, the Constituent Documents of Borrower or any Subsidiary or, to our Actual Knowledge after due inquiry, (i) any Other Agreements applicable to Borrower or any Subsidiary or (ii) any Court Orders applicable to Borrower or any Subsidiary.

               (6) The issuance, execution and delivery of each Note, and the use of the proceeds thereof, as contemplated by the Credit Documents, are not in violation of Section 7 of the Securities Exchange Act of 1934 or Regulations G, T, U or X promulgated by the Board of Governors of the Federal Reserve System pursuant to the Securities Exchange Act of 1934.

               (7) None of Borrower or the Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or is directly or indirectly controlled by or acting on behalf of any investment company, within the meaning of said Act.

               (8) None of the Borrower or the Subsidiaries is a "holding company" or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of said Act.

               The foregoing opinions are submitted subject to the following exclusions, qualifications and assumptions:

        A. The General Qualifications apply to the opinions set forth in Paragraphs (2), (4) and (5) herein.

        B. With respect to the enforceability of obligations under any of the Credit Documents, all rights and remedies may be limited by the expiration of the statute of limitations applicable to the Loans.

        C. We express no opinion as to the validity, enforceability or binding effect of any of the following types of provisions in any of the Credit Documents (if contained therein): (i) provisions purporting to grant self-help remedies, (ii) provisions relating to the waiver or limitation of various rights or remedies, (iii) provisions purporting to restrict access to certain legal or equitable remedies, (iv) provisions purporting to establish evidentiary standards for suits or proceedings to enforce any of the Credit Documents or relating to any powers granted thereunder, or presumptions with respect to any of the foregoing, (v) provisions purporting to ratify actions to be taken in the future, (vi) provisions relating to subrogation, delay or omissions to enforce rights or remedies, indemnity, severability or marshalling of assets, (vii) provisions imposing penalties or forfeitures, (viii) provisions that purport to waive a right of trial by jury, (ix) provisions that purport to fix or designate jurisdiction or venue in which suit may be commenced or which purport to waive service of process, or (x) provisions purporting to indemnify any party as such indemnification may be limited by state and federal securities laws or public policy; provided, however, that none of the limitations expressed above on the availability of remedies of any Lender, the Administrative Agent or the Documentation Agent, or the validity, enforceability, or binding effect of any of the provisions described above will, in our opinion, substantially interfere with the realization of the principal legal benefits and security provided by the Credit Documents, except for the economic consequences of any delay that may result from such limitations and the additional expenses that may be attendant to some proceedings.

               D.     With respect to our opinion in paragraph (4):

               (i) We have assumed that Article 5069-1.04 of the Texas Revised Civil Statutes is or would be applicable to the Loans and that such statute is constitutional and will be upheld by the courts of Texas; however, we advise you that we are not aware of any reported case applying Texas law that has held such statute unconstitutional or questioned its constitutionality, and we know of no reason why such statute would be held unconstitutional.

            (ii) We have assumed that each and every usury savings clause contained in the Credit Documents will govern and control and will be given effect by any court of competent jurisdiction so as to be valid, binding, and enforceable in accordance with its terms.

           (iii) No opinion or advice is being given as to actions of any Lender, the Administrative Agent or the Documentation Agent in charging or receiving interest after the date of such execution and delivery of the Credit Documents. We have been requested, and we are rendering, an opinion only that the Credit Documents, as executed and delivered by Borrower, are not contractually usurious under Texas and applicable federal law.

            (iv) We have assumed that no other fees, sums, charges, points, or other forms of payment or benefits, whether direct or indirect, which constitute interest under applicable law, have been paid or received or are, or may be, payable to or receivable by any Lender, the Administrative Agent or the Documentation Agent or any of their affiliates except as expressly set forth in the Credit Documents.

             (v) We have assumed that all fees, charges and other amounts
        (other than interest denominated as such) paid by Borrower, or deducted from the Loan proceeds paid to or for the account of any Lender, or to third parties at such Lender's direction, are bona fide fees and charges not for the use, forbearance or detention of money and are not characterized as such in the Credit Documents as a device to conceal the charging of interest. In this regard, we advise you that "interest" is defined under Texas law as "compensation allowed by law for the use or forbearance or detention of money." TEX. REV. CIV. STAT. ANN. art. 5069-1.01(a) (Vernon 1987). The Texas Supreme Court has ruled that a bona fide commitment fee is not interest within the meaning of this statute, although a fact question is raised as to whether a charge is a bona fide commitment fee or merely a device to conceal usury. STEDMAN V. GEORGETOWN SAVINGS AND LOAN ASSOCIATION, 595 S.W.2d 486, 488 (Tex.
        1980). We note that while the majority in STEDMAN held that the reasonableness of the amount of the commitment fee is not an issue for a usury determination so long as it is a bona fide commitment fee, the STEDMAN dissent indicated that the reasonableness of a fee may be a factor in determining whether it is a bona fide commitment fee. STEDMAN, 595 S.W.2d at 491 (Spears, dissenting). BUT SEE, FIRST BANK V. TONY'S TORTILLA FACTORY, 877 S.W.2d 285 (Tex. 1994).

               With respect to fees, charges, and other amounts payable to parties other than the Lenders, the Administrative Agent and the Documentation Agent, Texas courts have uniformly held that such amounts will not constitute interest if they are bona fide payments that are distinctly separate and additional consideration apart from the lending of money. TEXAS COMMERCE BANK - ARLINGTON V. GOLDRING, 665 S.W.2d 103, 104 (Tex. 1984) (payment to attorneys for services rendered held not to constitute interest); PERRY V. STEWART TITLE CO., 756 F.2d 1197, 1207-08 (5th Cir. 1985) (applying Texas law, held that payment of taxes and insurance premiums are not interest since lender received no benefit from overpayments, and late charges are not interest because they are bona fide fees to third parties for servicing late payments). We have therefore assumed that any fees, charges, or other payments required to be paid by Borrower or deducted from the Loan to parties other than the Lenders, the Administrative Agent and the Documentation Agent, but at their direction, are bona fide fees that are distinctly separate and additional consideration apart from the lending of money, and that such Lender or such Agent will receive no direct or indirect benefit as a result thereof (except for the express purpose for which such fees, charges or other payments purportedly are charged).

               E. We have assumed receipt by or for the account of Borrower of the proceeds of the Loans.

               F. We hereby confirm to you that, to our Actual Knowledge, there are no actions or proceedings against Borrower or any Subsidiary, pending or overtly threatened in writing, before any court, governmental agency, or arbitrator that (i) seek to affect the enforceability of any of the Credit Documents, or (ii) except as disclosed in the Credit Agreement, would, if adversely decided, cause a Material Adverse Change.

               The opinion in Paragraph (1) as to the due organization of certain of the Subsidiaries has been rendered in reliance upon the Opinion Letters of certain Other Counsel. Copies of all such other Opinion Letters accompany this Opinion Letter. All of the qualifications, assumptions and exceptions set forth in such other Opinion Letters are hereby incorporated herein by reference. The references in this paragraph do not constitute our concurrence in the legal opinions of such Other Counsel.

               This Opinion Letter may be relied upon by you only in connection with the Loan contemplated by the Credit Documents, and not by any other person or for any other purpose. This Opinion Letter is not to be circulated or quoted or otherwise relied upon by you for any other purpose or by any other person without our prior written consent, such reliance being hereby expressly disclaimed, except that a copy hereof may be provided to any Eligible Assignees, any participants in the Loan, to independent auditors or counsel for any of the Lenders, regulators or governmental agencies, or pursuant to a court order, subpoena, or other legal process and this Opinion Letter may be relied upon by the successors and assigns of each Lender, the Administrative Agent, the Documentation Agent and such Eligible Assignees and participants.

                                            Very truly yours,

                                            SNELL & SMITH,
                                              A Professional Corporation

                               SCHEDULE I


NationsBank of Texas, N.A.
700 Louisiana
7th Floor
Houston, Texas 77002

Provident Services, Inc.
1929 Allen Parkway
Houston, Texas  77019

Bank One, Texas, N.A.
910 Travis
Houston, Texas  77002

                                   SCHEDULE II



NAME                                                             JURISDICTION

Carriage Funeral Holdings, Inc.                                  Delaware
CFS Funeral Services, Inc.                                       Delaware
Carriage Holding Company, Inc.                                   Delaware
Carriage Funeral Services of Michigan, Inc.                      Michigan
Carriage Funeral Services of Ohio, Inc.                          Ohio
CFS Funeral Services of Ohio, Inc.                               Ohio
The Lusk Funeral Home, Incorporated                              Kentucky
James E. Drake Funeral Home, Inc.                                Kentucky
Hennessy-Bagnoli Funeral Home, Inc.                              Ohio
Carriage Funeral Services of Idaho, Inc.                         Idaho
Dwayne R. Spence Funeral Home, Inc.                              Ohio
Carriage Funeral Services of Kentucky, Inc.                      Kentucky
Ceballos-Diaz Funeral Home, Inc.                                 Texas
Palms Memorial Park, Inc.                                        Texas
Carriage Funeral Services of Texas, Inc.                         Texas
Carriage Funeral Services of Connecticut,
 Inc.                                                            Connecticut
Carriage Funeral Services of South
 Carolina, Inc.                                                  South Carolina
CFS Funeral Services of Connecticut, Inc.                        Connecticut
CSI Funeral Services of Connecticut, Inc.                        Connecticut
Carriage Funeral Services of Indiana, Inc.                       Indiana

                                                                       EXHIBIT H
                                                                              TO
                                                                CREDIT AGREEMENT

                         FORM OF COMPLIANCE CERTIFICATE

        This certificate dated as of _________________ is prepared pursuant to
Section 5.06[(c)] [(d)] of the Credit Agreement dated as of August 13, 1996 (as the same may be amended, modified or supplemented from time to time, the "Credit Agreement") among Carriage Services, Inc., a Delaware corporation ("Borrower"), the Lenders named therein ("Lenders"), NationsBank of Texas, N.A., as Administrative Agent for the Lenders, and Provident Services, Inc., as Documentation Agent for the Lenders. Unless otherwise defined in this Compliance Certificate, capitalized terms that are defined in the Credit Agreement shall have the meaning assigned to them by the Credit Agreement.

        The Borrower hereby certifies (a) that no Default or Event of Default has occurred or is continuing, (b) that all of the representations and warranties made by the Borrower in the Credit Agreement are correct in all material respects as if made on this date, except for such representations and warranties which, by their nature, are made as of a specific date, which are correct in all material respects as of such specific date, and (c) that as of last day of previous quarter the amounts and calculations set forth on Schedule I hereto were true and correct [Schedule I to be in form and substance acceptable to the Agents].

        Executed this _______ day of _________________, 19___.


                                            CARRIAGE SERVICES, INC.



                                       By:
                                      Name:
                                     Title:

                                                                       EXHIBIT I

                                JOINDER AGREEMENT

                                 ([Subsidiary])

               Reference is made to the Credit Agreement dated as of August 13, 1996 (as the same may be amended, modified or supplemented from time to time, the "Credit Agreement") among Carriage Services, Inc., a Delaware corporation ("Borrower"), the Lenders named therein, NationsBank of Texas, N.A., as Administrative Agent for the Lenders, and Provident Services, Inc., as Documentation Agent for the Lenders. Capitalized terms used herein but not defined herein shall have the meanings specified by the Credit Agreement. [Subsidiary], a [ ] corporation (the "Subsidiary"), hereby agrees with (a) the Administrative Agent, and (b) the other parties to the Guaranty dated as of August 13, 1996, executed in connection with the Credit Agreement, as follows:

               In accordance with Section 5.08 of the Credit Agreement, the Subsidiary hereby (a) joins in the Guaranty as a party thereto and assumes all the obligations of a Guarantor (as defined in the Guaranty) under the Guaranty,
(b) agrees to be bound by the provisions of the Guaranty as if the Subsidiary had been an original party to the Guaranty, and (c) confirms that, after joining the Guaranty as set forth above, the representations and warranties set forth in the Credit Agreement and the Guaranty with respect to the Subsidiary are true and correct in all material respects as of the date of this Joinder Agreement.

               For purposes of notices under the Guaranty, the notice address for the Subsidiary is as follows:




               Attention:
               Telephone:  (   )
               Telecopy:  (   )

        THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES

               IN WITNESS WHEREOF, this Joinder Agreement is executed and delivered as of the ______ day of _________________, 19____.

                                            [SUBSIDIARY]


                                       By:
                                      Name:
                                     Title:
                                                                      SCHEDULE 1
                                                                              TO
                                                                CREDIT AGREEMENT

                                NOTICE INFORMATION FOR LENDERS

I.  NATIONSBANK OF TEXAS, N.A.

     Domestic Lending Office:
     Eurodollar Lending Office:

     700 Louisiana
     7th Floor
     Houston, Texas 77002
     Attention:  Mr. Albert L. Welch
     Telecopy No: (713) 247-7175



II.  PROVIDENT SERVICES, INC.

     Domestic Lending Office:
     Eurodollar Lending Office:

     1929 Allen Parkway
     Houston, Texas  77019
     Attention: Daniel M. Chong
     Telecopy No: (713) 525-9005


III.  BANK ONE, TEXAS, N.A.

     Domestic Lending Office:
     Eurodollar Lending Office:

     910 Travis
     Houston, Texas  77002
     Attention: H. Gale Smith
     Telecopy No: (713) 751-6199

                                                                      SCHEDULE 2
                                                                              TO
                                                                CREDIT AGREEMENT

                           EXISTING LETTERS OF CREDIT

EXISTING LETTERS OF CREDIT OUTSTANDING ON AUGUST 13, 1996:

                          ISSUE          EXPIRY
ISSUER                    DATE           DATE          BENEFICIARY                  AMOUNT
Texas Commerce Bank       3/8/96         3/8/97        Terrance P. Hennessy,        $2,563,807
 National Association                                  Agent

Provident Services, Inc.  3/29/96        3/29/97       Robert D. Larrabee,          $1,552,500
                                                       Agent

Provident Services, Inc.  3/29/96        3/29/97       Dwayne R. Spence, Agent      $1,030,515

Provident Services, Inc.  5/14/96        5/14/97       Thomas E. Maddux, Agent      $1,081,500

Provident Services, Inc.  6/26/96        6/26/97       Curtis C. Gilbert, Agent     $2,584,270

EXISTING PREFERRED STOCK AND EXISTING LETTERS OF CREDIT CONTEMPLATED TO BE ISSUED AFTER THE EFFECTIVE DATE:
                                                                 PROPOSED FACE
                                    REDEMPTION AMOUNT             AMOUNT OF
                                  OF PROPOSED PREFERRED         EXISTING LETTERS
PROPOSED BENEFICIARY                STOCK TO BE ISSUED             OF CREDIT

Richard C. Hawkins                   $700,000                      $721,000

Frank G. Hardister                   $500,000                      $515,000

                                                                   SCHEDULE 4.01
                                                                              TO
                                                                CREDIT AGREEMENT

                                         SUBSIDIARIES

NAME                                            JURISDICTION                 PRINCIPAL OFFICE ADDRESS
Carriage Funeral Holdings, Inc.                 Delaware              1300 Post Oak Boulevard,  Suite 1500
                                                                      Houston, Texas  77056
CFS Funeral Services, Inc.                      Delaware              1300 Post Oak Boulevard,  Suite 1500
                                                                      Houston, Texas  77056
Carriage Holding Company, Inc.                  Delaware              1300 Post Oak Boulevard,  Suite 1500
                                                                      Houston, Texas  77056
Carriage Funeral Services of Michigan, Inc.     Michigan              22322 Gratiot Avenue
                                                                      Eastpointe, Michigan 48021-1682
Carriage Funeral Services of Ohio, Inc.         Ohio                  314 East Main Street
                                                                      Norwalk, Ohio  44857
CFS Funeral Services of Ohio, Inc.              Ohio                  313 Big Branch Road
                                                                      Chesapeake, Ohio  45619-1001
The Lusk Funeral Home, Incorporated             Kentucky              1120 Main Street
                                                                      Paris, Kentucky  40361-1795
James E. Drake Funeral Home, Inc.               Kentucky              114 N. Walnut Street
                                                                      Cynthiana, Kentucky  41031
Hennessy-Bagnoli Funeral Home, Inc.             Ohio                  936 N. Main Street
                                                                      Akron, Ohio  44310-2196
Carriage Funeral Services of Idaho, Inc.        Idaho                 1000 7th Street
                                                                      Clarkston, Washington  99403
Dwayne R. Spence Funeral Home, Inc.             Ohio                  550 Hill Road North
                                                                      Pickerington, Ohio  43147
Carriage Funeral Services of Kentucky, Inc.     Kentucky              700 Country Club Lane
                                                                      Hopkinsville, Kentucky  42240
Ceballos-Diaz Funeral Home, Inc.                Texas                 1300 Post Oak Boulevard, Suite 1500
                                                                      Houston, Texas  77056
Palms Memorial Park, Inc.                       Texas                 1300 Post Oak Boulevard, Suite 1500
                                                                      Houston, Texas  77056
Carriage Funeral Services of Texas, Inc.        Texas                 1300 Post Oak Boulevard, Suite 1500
                                                                      Houston, Texas  77056
Carriage Funeral Services of Connecticut,
 Inc.                                           Connecticut           1300 Post Oak Boulevard, Suite 1500
                                                                      Houston, Texas  77056
Carriage Funeral Services of South
 Carolina, Inc.                                 South Carolina        815 S. Alabama
                                                                      Chesnee, South Carolina  29323
CFS Funeral Services of Connecticut, Inc.       Connecticut           24 Lincoln Avenue
                                                                      Bristol, Connecticut  06010
CSI Funeral Services of Connecticut, Inc.       Connecticut           35 Bellevue Avenue
                                                                      Bristol, Connecticut  06010
Carriage Funeral Services of Indiana, Inc.      Indiana               1300 Post Oak Boulevard, Suite 1500
                                                                      Houston, Texas  77056

                                                                SCHEDULE 4.16(b)
                                                                              TO
                                                                CREDIT AGREEMENT

                         DESIGNATED ENVIRONMENTAL SITES


1. Soil and groundwater contamination discovered following the removal of an underground storage tank at the Dodds-Dumanois Funeral Home site at 901 Garland Street in Flint, Michigan (which is being leased to a Subsidiary of Borrower) is in remediation under the supervision of the Michigan Department of Natural Resources.

2. Investigation of the groundwater aquifer at the Bailey Funeral Home site at 48 Broad Street in Plainville, Connecticut has indicated the release of chlorinated hydrocarbons (PCE), which contamination is believed to have originated off-site from a nearby dry cleaning operation. The Connecticut Department of Environmental Protection ("CDEP") has implied that it is its goal to return this aquifer to drinking water quality. This property is being leased to a Subsidiary of Borrower, and it is believed unlikely that the CDEP will require any further action from the current property owner as long as it is demonstrated that the PCE contamination originated from an off-site source.
                                                                   SCHEDULE 6.06
                                                                              TO
                                                                CREDIT AGREEMENT

                          CERTAIN PERMITTED INVESTMENTS

None.